Exhibit 4.2
SHARE PURCHASE AGREEMENT

by and among

ELTEK ASA

NETWORKS HOLDINGS AS

NERA NETWORKS AS

and

CERAGON (UK) LIMITED

CERAGON NETWORKS LTD

Dated January 19, 2011

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (the “Agreement”) is made as of January 19, 2011, by and among Ceragon Networks Ltd, a company duly incorporated and organized under the laws of Israel  ("Ceragon") Ceragon (UK) Limited, a company duly incorporated and organized under the laws of England with incorporation no. 07480558 (the “Purchaser”), Nera Networks AS, a private limited liability company duly incorporated and organized under the laws of Norway with organization no. 979 582 242 (the “Company”), Eltek ASA, a public limited liability company duly incorporated and organized under the laws of Norway with organization no. 824 545 022  (the “Guarantor”) and Networks Holdings AS, a private limited liability company duly incorporated and organized under the laws of Norway with organization no. 995 203 650 (the "Seller")  The Purchaser, Ceragon, the Seller, the Guarantor and the Company are sometimes referred to individually as a “Party” and collectively as the “Parties.”  Certain capitalized terms which are used herein are defined in Article VIII below.

WHEREAS, the Seller, which is a wholly owned subsidiary of the Guarantor, is the record and beneficial owner of 100% of the issued and outstanding shares of the Company (the "Company Shares");

WHEREAS, the Parties desire to enter into this Agreement pursuant to which the Seller agrees to sell to the Purchaser and the Purchaser agrees to purchase from the Seller the Company Shares, on the terms and subject to the conditions set forth herein; and

NOW, THEREFORE, in consideration of the premises and the mutual promises made herein, and in consideration of the representations, warranties, covenants and agreements herein contained, intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

THE CLOSING; PURCHASE AND SALE OF SHARES

1.1           Purchase and Sale of Company Shares.  At the Closing, subject to the terms and conditions of this Agreement, including but not limited to the conditions precedent to Closing set forth in Sections 7.1 and 7.2 below, as applicable, the Purchaser shall purchase and accept from the Seller and the Seller shall sell, transfer and deliver to the Purchaser, the Company Shares, free and clear of all Liens.

1.2           Purchase Price.  The aggregate purchase consideration to be paid hereunder to the Seller for the sale of the Company Shares, together with any purchase price payable under the Asset Purchase Agreement   (together, the “Purchase Price”), shall equal the sum of Forty Eight Million and Five Hundred Thousand US Dollars (US $48,500,000), as adjusted, if at all, pursuant to Section 1.5 below.  The Purchase Price shall be paid as described in Sections 1.4 and 1.5 below.

1.3           The Closing.  Subject to the provisions of this Agreement and unless this Agreement has been earlier terminated in accordance with Article IX below, the closing of the Transactions (the “Closing”) shall take place at the offices of Thommessen, Haakon VII’s gate 10, Oslo, Norway commencing at [10:00] a.m., local time, at the date of this Agreement, unless another date or time is agreed to in writing by the Purchaser and the Seller.  Subject to Article IX below, failure to consummate the Transactions on the date and time and at the place designated pursuant to this Section 1.3 will not result in the termination of this Agreement and will not relieve any party of any obligations under this Agreement.  The date and time of the Closing are referred to as the “Closing Date.”

1.4           Actions at the Closing.  At the Closing, upon and subject to the terms and conditions set forth in this Agreement (including, without limitation, subject to any adjustment to the Purchase Price pursuant to Section 1.5 below and subject to the satisfaction or waiver of each of the conditions specified in Sections 7.1 and 7.2 below), the following actions shall be taken and shall be considered as taken simultaneously and no transaction shall be deemed to have been completed, no action shall be deemed as taken and no document or certificate shall be deemed to have been delivered unless and until all have been taken, delivered and completed:

(a)           The Purchaser shall pay to the Seller an amount equal to: (1) Thirty Eight Million and Five Hundred Thousand US Dollars (US $38,500,000) out of the Purchase Price; and (2)  the Estimated Net Debt being US $9,675,000  (approx. NOK 56,000,000  ) paid pursuant to the adjustment to the Purchase Price in accordance with  Section 1.5 below, less the amount of US $1,914,600  payable under the Asset Purchase Agreement, resulting in an aggregate payment by the Purchaser to the Seller of US $46,260,400 to the following bank account:

Name of Bank: Fokus Bank
Bank Address: Søndregate 15, 7466 Trondheim, Norway
Account Holder: Eltek ASA
Bank Account Number: 8150.85.66441
IBAN: NO5481508566441
SWIFT: DABANO22

(b)           The Purchaser shall pay an amount equal to Ten Million US Dollars (US $10,000,000) out of the Purchase Price (the “Escrow Amount”) to the Escrow Agent, by wire transfer of immediately available funds, to be transferred and held in accordance with the terms of the Escrow Agreement by and among the Purchaser, the Seller and the Escrow Agent in the form of Exhibit A attached hereto (the “Escrow Agreement”). Payment of the Escrow Amount as aforesaid shall constitute for all purposes herein payment to the Seller for the sale of the Company Shares.

(c)           The Purchaser shall deliver the bank guarantees from bank Hapoalim B.M., in the forms and amounts attached hereto as Exhibit B, in favor of the Guarantor’s banks addressed therein, to the Seller or to the banks addressed therein, to release the Guarantor and the Seller from the Seller Bank Guarantees (as defined in Section 4.10).

(d)           The Seller shall deliver to the Purchaser the following:

(i) an original and duly signed minutes of a meeting by the Board of Directors of the Company where the Board unanimously has approved the Purchaser's acquisition of all the Company Shares and resolved to enter the Purchaser as the owner of all the Company Shares in the Company's shareholders register, free from any and all Liens.

(ii) an original shareholders register for the Company dated at the Closing Date where the Purchaser has been recorded as the owner of all the Company Shares free from any and all Liens, duly signed by a representative granted power of attorney to update the shareholders register by the Company's Board of Directors.

(iii) an original share confirmation in accordance with Section 4-10 of the Norwegian Private Limited Companies Act, confirming that the Company Shares have been transferred to the Purchaser, free from any and all Liens.

(e)           Guarantor's Loan. Guarantor will forgive the entire debt owed to it by the Company and any of its Subsidiaries, by executing the instrument attached hereto as Exhibit C, which shall also confirm that there are no outstanding amounts or debts owed by the Company or any of its Subsidiaries to Guarantor or to any of the Seller Group (except for trading debt incurred in the ordinary course of business outstanding currently and from time to time between the Seller Group and the Company and its Subsidiaries under existing agreements between the parties, all of which are either disclosed in the Agreement or relates to utilities sharing or to the payments for  products purchased by the Company or by any of its Subsidiaries from Eltek Valere on the basis of purchase orders issued in the ordinary course of business).

1.5           Purchase Price Adjustment.  The parties hereto have contemplated that as of the Measurement Date: (A) the Company’s Working Capital, on a consolidated basis, as of the Measurement Date (the “Measurement Date Working Capital”), as calculated in accordance with this Agreement will not deviate with more than 20% from  the amount of NOK 286,610,000 (the "Target Working Capital") which is the amount of the Company's working capital as of September 30, 2010 as specified in the form Working Capital statement, attached hereto as Schedule 1.5 Part A (the “Form Working Capital Statement”)  and  (B) the Company’s Net Debt, on a consolidated basis, as of the Measurement Date (the “Measurement Date Net Debt”), as calculated in accordance with this Agreement and in accordance with and as set forth on the form Net Debt statement, attached hereto as Schedule 1.5 Part B (the “Form Net Debt Statement”) will equal zero (after having excluded: (i) the short term and long term interest bearing debt of  the Company and its Subsidiaries to the Guarantor under line items NB745 and NB545 in the Form Net Debt Statement; and (ii) any amounts received from Nera Telecommunications Limited under that certain Trade Mark  Purchase Agreement executed or to be executed between it and the Company); and  accordingly, the Purchase Price shall be adjusted, if at all, on a dollar-for-dollar basis, to the extent that the Measurement Date Working Capital deviates with more than 20% from the Target Working Capital and the Measurement Date Net Debt is not zero (after having excluded: (i) the short term and long term interest bearing debt of  the Company and its Subsidiaries to the Guarantor under line items NB745 and NB545 in the Form Net Debt Statement; and (ii) any amounts received from Nera Telecommunications Limited under that certain Trade Mark  Purchase Agreement executed or to be executed between it and the Company), such that the Purchase Price payable at the Closing shall be increased or decreased if the Measurement Date Net Debt is higher or lower than zero, and shall be decreased for the exceeding amount, if any, that  the Measurement Date Working Capital deviates with more than 20% from the Target Working Capital  (i.e. if the Measurement Date Working Capital is below NOK 229,288,000 or above NOK 343,932,000),  provided, however, that  the calculation of the Measurement Date Net Debt shall assume, and be made on the basis, that the Company and its Subsidiaries shall not have repaid or otherwise decreased, during the period between December 31, 2010 and the Closing, its debts to the Seller Group, referred to in section 1.4 (e) above, and immediately prior to the Closing (i.e. prior to the forgiveness of the debt) - the debt of  the Company and its Subsidiaries to the Sellers Group shall not be less than the amount specified in the Form Net Debt  Statement (NOK 217,344,000) ("No Reduction in Inter-Debt"); and in the event of any deviation from the aforesaid the calculation of the Measurement Date Net Debt shall be adjusted to reflect the aforesaid . The purpose of the purchase price adjustment, if any, as set forth in this Section 1.5 is to arrive at a correct calculation of the Purchase Price as agreed herein and shall not be used as basis by the Parties to renegotiate the Purchase Price.

For the avoidance of doubt and as illustration with respect to the Working Capital: (1) if the Measurement Date Working Capital is NOK 225,288,000, the Purchase Price shall be reduced with NOK 4 million, (2) if the Measurement Date Working Capital is NOK 230,000,000 or NOK 340,000,000, there shall be no adjustment of the Purchase Price and (3) if the Measurement Date Working Capital is NOK 347,932,000, the Purchase Price shall be increased with NOK 4 million.

(a)           For purposes of this Agreement, the Measurement Date Working Capital  shall be calculated in accordance with this Agreement  to reflect any actual changes in the Working Capital during the period between September 30, 2010 and the Measurement Date; such calculation to be made in accordance with IFRS using the same accounting principles, policies, practices, classifications, judgments and estimation methodologies used in the Financial Statements  (all – assuming that are consistent with IFRS), as have been consistently applied by the Company and, for the avoidance of doubt, with no adjustments relating to any accounting effects resulting from the Transaction itself or the fact that the Purchaser has at Closing become the owner of the Company and its Subsidiaries.

(b)           On the Closing Date the Company shall  deliver to the Purchaser a certificate signed by the Chief Financial Officer of the Company that contains a good faith and best estimate (the "Estimated Closing Statement") of the Working Capital as of December 31, 2010 and of the Measurement Date Net Debt (the “Estimated Working Capital” and “Estimated Net Debt”, respectively) , accompanied by a certificate signed by the Chief Financial Officer of the Company certifying to the Purchaser that the condition of No Reduction in Inter-Debt set forth in Section 1.5 above has been fulfilled.

(c)           In case either the Purchaser or the Seller believes that the actual Measurement Date Working Capital or the actual Measurement Date Net Debt are different than those on the Estimated Closing Statement, and therefore the Purchase Price needs to be further adjusted, that Party (with the Company’s cooperation and assistance) shall be entitled to prepare and deliver to the other (i.e. to the Seller or the Purchaser, as applicable), within seventy-five (75) days after the Closing Date, a calculation of the Measurement Date Working Capital and of the Measurement Date Net Debt (the “Closing Statement”), together with such schedules and data with respect to the determination thereof as may be appropriate to support such Closing Statement (the “Final Working Capital Calculation” and the “Final Net Debt Calculation” respectively), with a special purpose audit by PwC Norway with respect to the Final Working Capital Calculation. The Final Working Capital Calculation and the Final Net Debt Calculation shall be determined in accordance with this Agreement, and shall be in the same form as the Form Working Capital Statement and the Form Net Debt Statement and shall not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the Transactions. Following delivery of the Closing Statement, the Purchaser shall immediately provide the Seller with reasonable access to the employees, accountants, facilities and books and records of the Company and its Subsidiaries and to all working papers, schedules and calculations used in the preparation of the Closing Statement, solely for the purpose of reviewing the Closing Statement in accordance with this Agreement, all in a manner not unreasonably disruptive to the business of the Company and its Subsidiaries.

(d)           If the Seller disagrees in whole or in part with the Closing Statement, then within thirty (30) days after its receipt of the Closing Statement, it shall notify the Purchaser of such disagreement in writing (the “Notice of Disagreement”), setting forth in reasonable detail the particulars of any such disagreement.  Any such Notice of Disagreement shall include a copy of the Closing Statement marked to indicate those specific line items that are in dispute (the “Disputed Line Items”) and shall be accompanied by the Seller’s calculation of each of the Disputed Line Items and the Seller’s revised Closing Statement setting forth its determination of the Measurement Date Working Capital and the Measurement Date Net Debt, as the case may be.  To the extent the Seller provides a Notice of Disagreement within such 30-day period, all items that are not Disputed Line Items shall be final, binding and conclusive for all purposes hereunder unless the resolution of such Disputed Line Item affects an undisputed item, in which case such undisputed item shall remain open and be considered a Disputed Line Item by Purchaser and the Seller. In the event that the Seller does not provide a Notice of Disagreement within such 30-day period, or otherwise confirms the Closing Statement, the Seller shall be deemed to have accepted in full the Closing Statement as prepared by Purchaser, which shall be final, binding and conclusive for all purposes hereunder and the Final Working Capital Calculation and the Final Net Debt Calculation as set forth in the Closing Statement shall constitute the “Final Working Capital” and the “Final Net Debt” .

(e)           In the event any Notice of Disagreement is timely provided and contains the information as aforesaid, the Purchaser and the Seller shall use commercially reasonable efforts for a period of fifteen (15) days (or such longer period as they may mutually agree) to resolve any Disputed Line Items.  During such 15-day period, the Purchaser and the Seller shall have access to the working papers, schedules and calculations of the other used in the preparation of the Closing Statement and the Notice of Disagreement and the determination of the Measurement Date Working Capital, the Measurement Date Net Debt and Disputed Line Items.  If, at the end of such dispute period, the Purchaser and the Seller are unable to resolve such Disputed Line Items, then such Disputed Line Items shall be referred to qualified personnel at KPMG, or, if KPMG declines to serve, such other Neutral Accounting Firm selected by the mutual agreement of the Purchaser and the Seller (the “Accounting Arbitrator”). The Accounting Arbitrator shall, within the thirty (30)-day period immediately following its appointment hereunder as the Accounting Arbitrator, make the final determination whether the Closing Statement was prepared in accordance with the standards set forth in this Section 1.5 and whether and to what extent (if any) the Final Working Capital Calculation or the Final Net Debt Calculation requires adjustment, limiting its review, however, only to the Disputed Line Items so submitted; provided, that (i) if the Purchaser and the Seller are unable to agree on a Neutral Accounting Firm to act as Accounting Arbitrator, each of the Purchaser, on the one hand, and the Seller, on the other hand, shall select a Neutral Accounting Firm and such firms together shall select the Neutral Accounting Firm to act as the Accounting Arbitrator, and (ii) if either the Purchaser or the Seller does not select a Neutral Accounting Firm within ten (10) days of written demand therefor by the other, the Neutral Accounting Firm selected by the other shall act as the Accounting Arbitrator. The Accounting Arbitrator shall resolve each Disputed Line Item by calculating such Disputed Line Item in accordance with this Section 1.5(for each such Disputed Line Item, the amount so calculated is referred to as the “AA Determined Amount”) and establishing as the final amount of such Disputed Line Item the applicable AA Determined Amount.  The scope of the disputes to be resolved by the Accounting Arbitrator shall be limited to whether such calculation was done in accordance with the terms hereof (including, without limitation, the applicable accounting principles, policies, practices, classifications, judgments and estimation methodologies to be used hereunder), and whether there were mathematical errors in the calculation of the Final Working Capital Calculation and the Final Net Debt Calculation, and the Accounting Arbitrator is not to make any other determination. The Purchaser and the Seller shall each furnish to the Accounting Arbitrator such work papers and other documents and information relating to the disputed issues, and shall provide interviews and answer questions, as such Accounting Arbitrator may reasonably request.  The Accounting Arbitrator shall make its determination based solely on presentations and supporting material provided by the Parties and not pursuant to any independent review. The determination of the Accounting Arbitrator shall be final, conclusive and binding on the parties hereto.

(f)           The amounts determined to be the Measurement Date Working Capital and the Measurement Date Net Debt pursuant to Section 1.5(d ) and 1.5 (e) shall constitute the “Final Working Capital” and the “Final Net Debt” and if  such amounts are different from the Estimated Working Capital and the Estimated Net Debt, a further adjustment shall be made to the Purchase Price such that the aggregate Purchase Price shall be adjusted as provided in Section 1.5 above.

If the Purchase Price is reduced, then the Seller shall pay to the Purchaser, an aggregate amount equal to the amount by which the Purchase Price is being reduced; if the Purchase Price is increased, then the Purchaser shall pay to the Seller an amount equal to the amount by which the Purchase Price is being increased.

(g)           The fees, costs and expenses of the Accounting Arbitrator shall be borne 50% by the Purchaser and 50% by the Seller.

(h)           Calculations.  Except as otherwise expressly provided in this Agreement, the Parties hereto covenant and agree that no amount shall be (or is intended to be) included, in whole or in part (either as an increase or a reduction), more than once in the calculation of (including any component of) the Estimated Working Capital, the Estimated Net Debt, the Final Working Capital, the Final Net Debt, or any other calculated amount pursuant to this Agreement if the effect of such additional inclusion (either as an increase or a reduction) would be to cause such amount to be over- or under-counted for purposes of such calculation.

The U.S. dollar equivalent of any NOK amount calculated under this Section 1.5 shall be determined in accordance with the representative rate of exchange last published by the Norwegian Central Bank (“Norges Bank”) prior to the date of the Measurement Date.

(i)           Any payment required to be made under Section 1.5(f) shall be made within fifteen (15) days after the date on which the Final Working Capital and the Final Net Debt are final and binding on the parties hereto hereunder, without setoff for any other matter, by wire transfer of immediately available funds to an account designated by the Party to whom such amount is to be paid.  If such payment is not made within fifteen (15) days as aforesaid, the paying party shall pay interest from the time such payment is to be made until the date paid at a simple rate of interest equal to nine percent (9%) per annum; provided, that in no event shall such rate exceed the maximum rate permitted by Law.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser and Ceragon hereby represents and warrants that as of the date hereof and as of the Closing Date:

2.1           Organization; Corporate Power and Authorization.  Each of the Purchaser and Ceragon is a corporation duly organized and validly existing under the Laws of the jurisdiction of its organization.  Each of the Purchaser and Ceragon has the requisite corporate power and authority necessary to enter into, deliver and carry out its obligations pursuant to each of the Transaction Documents to which it is a party.  Each of the Purchaser’s and Ceragon's execution, delivery and performance of each Transaction Document to which it is a party has been duly authorized by it and no other corporate proceeding on the part of itis necessary to authorize the Transaction Documents and the Transactions.

2.2           Binding Effect and Noncontravention.

(a)           Each Transaction Document to which the Purchaser or Ceragon is a party constitutes, or when executed will constitute, a valid and binding obligation of the Purchaser and/or Ceragon, as applicable, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting the enforcement of creditors’ rights generally.

(b)           The execution, delivery and performance by each of the Purchaser and Ceragon of the Transaction Documents to which it is a party and the consummation of the Transactions do not and shall not (with or without notice or lapse of time or both): (i) conflict with or result in a breach or violation of the terms, conditions or provisions of the charter or bylaws of the Purchaser and of Ceragon, as applicable; or (ii) require on the part of the Purchaser or Ceragon any authorization, consent, approval, exemption or other action by,  declaration or registration with any third Person or Governmental Entity.

2.3           Broker Fees.  Each of the Purchaser and Ceragon has no liability or obligation to pay any fees or commissions to any advisor, broker, finder, or agent with respect to the Transactions for which the Seller could become liable or obligated.

2.4           Available Financing. The Purchaser has sufficient funds available to satisfy its obligations hereunder.

ARTICLE IIIA

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Each of the Seller and Guarantor hereby represents and warrants that as of the date hereof and as of the Closing Date (except as expressly set forth below):

3A.1   Organization; Power and Authorization.  Each of the Seller and the Guarantor is a legal entity duly incorporated and organized under the Laws of Norway.  Each of the Seller and the Guarantor has the requisite corporate or similar legal power and authority, necessary to enter into, deliver and carry out its obligations pursuant to each of the Transaction Documents to which it is a party.  Each of the Seller’s and the Guarantor’s execution, delivery and performance of each Transaction Document to which it is a party has been duly authorized by it and no other corporate or similar proceeding on the part of it is necessary to authorize the Transaction Documents and the Transactions.

3A.2   Title to Shares.  The Seller, does, and will, as of the Closing, hold of record, own beneficially and have good, valid and marketable title to 100% of the issued and outstanding shares of the Company, free and clear of any and all Liens and the Guarantor does, and will, as of the Closing, hold of record, own beneficially and have good, valid and marketable title to 100% of the issued and outstanding shares of the Seller, free and clear of any and all Liens.  There are no agreements, contracts or commitments to which the Seller or Guarantor is a party relating to the Company Shares, including any: (i) contract or commitment that could require it to sell, transfer or dispose of any Company Shares or give to any other Person a right of first refusal or similar right with respect to any Company Shares; and/or (ii) voting trust, proxy or other agreement or understanding with respect to the voting of any Company Shares or otherwise.

3A.3   Binding Effect and Noncontravention.

(a)           Each of the Transaction Documents to which the Seller or Guarantor is a party constitutes, or when executed will constitute, valid and binding obligations of the Seller and/or Guarantor, as applicable, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting the enforcement of creditors’ rights generally.

(b)           The execution, delivery, and performance by each of the Seller and the Guarantor of the Transaction Documents to which it is a party, the consummation of the Transactions, and the fulfillment of and compliance with the respective terms hereof and thereof by each of the Seller and the Guarantor do not and shall not (with or without notice or lapse of time or both):  (i) conflict with or result in a breach or violation of the terms, conditions, or provisions of the organizational documents of the Seller and of Guarantor, as applicable; (ii) result in the imposition of any Lien upon the securities of the Company owned by the Seller; or (iii) require on the part of the Seller or Guarantor any authorization, consent, approval, exemption or other action by or declaration, filing, registration with  any third Person or Governmental Entity.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANYAND SELLER

Except as expressly set forth in the corresponding sections of the Company Disclosure Schedule delivered to the Purchaser, each of the Company and the Seller, hereby, severally, represents and warrants, as of the date hereof and as of the of Closing Date (except as expressly set forth below), that:

3.1           Organization; Qualification; Corporate Power and Authorization.   Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing (where such concept is applicable) under the Laws of the jurisdiction of its organization, has the requisite corporate power and authority necessary to conduct its business as it has been and is currently being conducted and to enter into, deliver and carry out its obligations pursuant to each of the Transaction Documents to which the Company is a party and is duly authorized to conduct business and is in good standing under the Laws of each jurisdiction where such authorization is required.  The Company’s execution, delivery and performance of each Transaction Document to which it is a party has been duly authorized by the Company and no other corporate proceeding on the part of the Company is necessary to authorize the Transaction Documents and the Transactions.  The Company has made available to the Purchaser complete and correct copies of the articles and memorandum of association of the Company (collectively, the “Company Charter Documents”), and the equivalent organizational documents of each of its Subsidiaries, in each case as amended or restated.  The Company has not breached or violated, and is not in breach or violation of, any of the provisions of the applicable Company Charter Documents and none of its Subsidiaries has breached or violated, or is in breach or violation of, any of the provisions of the applicable equivalent organizational documents of such Subsidiaries, which violation would have a Company Material Adverse Change.

3.2           Binding Effect and Noncontravention.

(a)           Each of the Transaction Documents to which the Company is a party constitutes, or when executed will constitute, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting the enforcement of creditors’ rights generally.

(b)           The execution, delivery, and performance by the Company of the Transaction Documents to which the Company is a party, the consummation of the Transactions, and the fulfillment of and compliance with the respective terms hereof and thereof by the Company do not and shall not (with or without notice or lapse of time or both):  (i) conflict with or result in a breach or violation of the terms, conditions, or provisions of the Company Charter Documents or the applicable equivalent organizational documents of its Subsidiaries; (ii) result in the imposition of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, cause the acceleration, termination or modification of any right, benefit or obligation under, create in any party a right under (such as a right for payment or other right), or the right to accelerate, terminate or modify, constitute a default or breach of, or violate or conflict with the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by or to which any of them or any of their respective assets or properties is bound or subject, (iii) result in a breach or violation by the Company or any of its Subsidiaries of any of the terms, conditions or provisions of any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their respective assets or properties is bound or subject; or (iv) require any authorization, consent, approval, exemption or other action by or declaration, filing, registration with or notice to any third Person or Governmental Entity.

3.3           Capitalization; Subsidiaries.

(a)           The total authorized share capital of the Company is NOK 85,000,000 consisting of 5,000,000 shares of NOK 17 each, all of which are issued and outstanding.  No other shares of the Company are authorized, issued or outstanding.  All shares of the Company are held of record and beneficially owned by the Seller, which is a wholly owned subsidiary of the Guarantor.

(b)           Neither the Company nor any of its Subsidiaries have or maintain any share option plan, share purchase plan or other similar plan providing for equity compensation to any Person with respect to equity of the Company or any of its Subsidiaries.

(c)           All of the issued and outstanding shares of the Company are duly authorized, validly issued, fully paid and nonassessable.  All outstanding shares of the Company have been issued and granted in compliance with all applicable securities Laws.  There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound, obligating the Company, or providing a Person a right to obligate the Company, to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the Company or of any of its Subsidiaries or obligating the Company, or providing a Person a right to obligate the Company,  to grant, extend, or enter into any such option, warrant, call, right, commitment or agreement.  There are no outstanding or authorized share appreciation, phantom shares, profit participation, or other similar rights with respect to the Company.  There are no preemptive rights, rights of first refusal or offer, put or call rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to any equity security of any class of the Company or of any of its Subsidiaries.

(d)           Section 3.3(d) of the Company Disclosure Schedule sets forth each Subsidiary of the Company and their respective capitalization and jurisdictions of organization.  None of the Company and its Subsidiaries owns, directly or indirectly, or has any right to acquire any direct or indirect equity participation or interest in any Person which is not listed as a Subsidiary of the Company in Section 3.3(d) of the Company Disclosure Schedule.

(e)           Each Subsidiary listed in Section 3.3(d) of the Company Disclosure Schedule is a wholly-owned subsidiary of the Company and the Company holds of record, owns beneficially and has good, valid and marketable title to all of the issued and outstanding shares of each Subsidiary of the Company, free and clear of any Liens.  Except for the securities of each Subsidiary of the Company held by the Company, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which any such Subsidiary is a party or by which it is bound, obligating any such Subsidiary, or providing a Person a right to obligate such Subsidiary, to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any  shares of such Subsidiary or obligating such Subsidiary, or providing a Person a right to obligate such Subsidiary, to grant, extend, or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized share appreciation, phantom shares, profit participation, or other similar rights with respect to a Subsidiary of the Company.  There are no preemptive rights, rights of first refusal or offer, put or call rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreements or understandings to which any Subsidiary of the Company is a party or by which any such Subsidiary is bound with respect to any equity security of any class of such Subsidiary.

3.4           Financial Statements; Undisclosed Liabilities

(a)           The Company and Seller have delivered to the Purchaser true and complete copies of the following consolidated financial statements of the Company and its Subsidiaries: (i) audited consolidated balance sheets of the Company and its Subsidiaries, but excluding Nera Brazil, as of December 31, 2009 (such balance sheets, the “Balance Sheets”) and the related audited consolidated statements of income, changes in owners’ equity and cash flows of the Company and its Subsidiaries  for the calendar year then ended (including the notes or other supplementary information thereto) (together with the Balance Sheets - the “Annual Financial Statements”), and (ii) audited balance sheet of Nera Brazil as of September 30, 2010 and unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2010 (the "Interim Balance Sheet") and the related unaudited consolidated statements of income, changes in owners’ equity and cash flows of the Company and its Subsidiaries for the nine (9)-month period then ended (including the notes and other comments set out therein) (together with the Interim Balance Sheet the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”).

(b)           The Financial Statements have been prepared in accordance with and are in compliance with IFRS consistently applied. The Financial Statements fairly present the financial condition of the Company and its Subsidiaries as of such dates and the results of the Company’s and its Subsidiaries’ operations and cash flow for the periods specified, except that the Interim Financial Statements do not reflect footnotes or normal or recurring year-end adjustments that would not, either individually or in the aggregate, be material in amount or significance.

(c)            Except (i) as explicitly indentified and quantified in the Financial Statements, or (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice, since September 30, 2010 - neither the Company nor any of its Subsidiaries has any liability, debt, claim or obligation, whether accrued, absolute, contingent or otherwise, whether due or to become due, which do not exceed US $200,000 individually or US $800,000 in the aggregate (as calculated in accordance with IFRS).

(d)           All proper and necessary documentation, books of account and accounting records have been maintained by the Company and its Subsidiaries, are in their possession and contain, in all material respects, accurate information in accordance with IFRS, or the relevant applicable accounting principles for the relevant company, consistently applied, relating to all transactions to which the Company and each of its Subsidiaries is or has been a party and are recorded as necessary to permit the Purchaser to verify the Financial Statements and to prepare the  audited financial statements for year 2010 in conformity with IFRS (on a consolidated level) and to maintain asset accountability, all at customary time and costs.

3.5           Absence of Certain Changes or Events.  Since September 30, 2010, each of the Company and its Subsidiaries has conducted its business only in the ordinary course and in a manner consistent with past practice and there has not been any event, condition, change, action, failure to act or transaction which would be reasonably expected to result, individually or in the aggregate, in a Company Material Adverse Change.   Except as expressly contemplated by this Agreement, or as reflected in the Interim Financial Statements, since September 30, 2010, each of the Company and its Subsidiaries has not:

(a)           sold, leased, assigned or transferred to any third party any of its tangible assets or properties, except in the ordinary course of business and consistent with past practice;

(b)           sold, leased, assigned or transferred to any third party any Company Intellectual Property or other intangible assets or properties, except in the ordinary course of business and consistent with past practice;

(c)           entered into any agreement or arrangement for the purchase of any properties or assets, whether tangible or intangible, except in the ordinary course of business and consistent with past practice;

(d)           suffered any  material acceleration, material modification, termination or cancellation of any Contract to which the Company or any of its Subsidiaries is a party;

(e)           entered into any agreement or arrangement either outside the course of business not consistent with past practice, or involving more than US $ 1,000,000 in the aggregate if with a customer or a supplier, or involving more than US $ 250,000 for any other agreement;

(f)            waived, released, cancelled or compromised any claims against third parties or debts owing to it, or any rights, which have any material value;

(g)           suffered any resignation or termination of employment of any Key Employee, or group of five or more employees or with respect to Brazil, Slovakia and Norway a group of ten or more employees and consultants (hereinafter referred to as an “Employee Group”), of the Company or any of its Subsidiaries.

(h)           received a notice that there has been a loss of, or material order cancellation by, any material customer of the Company or any of its Subsidiaries;

 (i)           suffered any damage, destruction or losses, of any tangible assets or property exceeding US $ 200,000 individually or US $ 800,000 in the aggregate;

(j)            declared, set aside or paid any dividends or made any distributions on or with respect to the Company’s securities or the securities of its Subsidiaries, or directly or indirectly redeemed or purchased any of the Company’s securities or the securities of its Subsidiaries;

(k)           settled any audit or other dispute relating to any Tax, changed any method of accounting for Tax purposes, amended any Tax Return, or made or changed any Tax election;

(l)            undertaken any change in accounting principles, policies,  classifications, judgments and estimation methodology;

(m)          delayed or postponed the payment of accounts payable and other liabilities or obligations outside the course of business not consistent with past  practice;

(n)           made any loans or advances of money (other than routine advances to employees in the ordinary course of business consistent with past practice);

 (o)          made any borrowings or incurred any indebtedness (other than trade payables in the ordinary course of business consistent with past practice), or assumed, guaranteed or otherwise become liable (whether directly, contingently or otherwise) for the obligations of any other Person, or made any payment or repayment in respect of any indebtedness or loans not in accordance with their terms;

(p)           entered into, adopted, amended or terminated any bonus, profit sharing, compensation, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, or increased in any manner the compensation or fringe benefits of any director, officer or employee, resulting in an aggregate increase of more than 3% of the annual costs of employee compensation reflected in the Financial Statements for 2009;

(q)           made any capital expenditures or commitments for same exceeding US $200,000 per expenditure or commitment or US $800,000 in the aggregate;

 (r)           suffered any Company Material Adverse Change; or

(s)           entered into any agreement obligating the Company or any of its Subsidiaries to take any of the actions specified above or otherwise committed to any of the foregoing.

3.6           Permits; Compliance.  Each of the Company and its Subsidiaries is in possession of all material Permits necessary to own, lease, maintain and operate its properties and to carry on its business as it is now being conducted (all such Permits of the Company or any of its Subsidiaries, collectively, the “Company Permits”) and each such Company Permit is valid and in full force and effect.  There is no Action or Proceeding pending or, to their Knowledge,  threatened, and no notice has been received by the Company or by any of its Subsidiaries (i) regarding any violation of any Law applicable to the Company or to any of its Subsidiaries or by or to which any of their respective  assets or properties are bound or subject, or (ii) that has resulted in or, after notice or lapse of time or both, could reasonably be expected to result in, revocation, suspension, adverse modification, non-renewal, impairment, restriction, termination or cancellation of, or order of forfeiture or substantial fine with respect to, any Company Permit.  The Company and each of its Subsidiaries is and has been in compliance with (x) all Company Permits, and (y) all Laws applicable to it or by or to which any of its assets or properties are bound or subject, except where the failure to so comply, would not result, individually or in the aggregate, in a Company Material Adverse Change.

3.7           Absence of Litigation.  There is no Action or Proceeding pending or, to their Knowledge,  threatened, against or affecting the Company or any of its Subsidiaries, any of their respective assets, properties or rights, or any present or former officer, director, or employee of the Company or any of its Subsidiaries in his or her capacity as such and there is no Action or Proceeding by the Company or any of its Subsidiaries currently pending or which the Company or any of its Subsidiaries intends to initiate, which individually or in the aggregate could result in a Company Material Adverse Change.  Neither the Company nor any of its Subsidiaries is subject to any Order or award of, or any settlement agreement with, any Governmental Entity or arbitration tribunal, which individually or in the aggregate could result in a Company Material Adverse Change. To their Knowledge there is no factual or legal basis for any such Action or Proceeding.

3.8           Employee Benefit Plans; Labor Matters.

(a)           For the purposes of this Agreement, the term “Benefit Plans” refers to each plan, program, policy, practice, or other arrangement, whether written or unwritten, providing  for compensation, remuneration, payment or other benefits to employees of the Company or any of its Subsidiaries, of any kind, including without limitation,  sick leave program, pension plan, manager’s insurance or other pension or provident, life insurance, incapacity insurance, continuing education fund or similar funds, fringe benefits, welfare benefits, severance program, termination pay, retention program, retirement benefits or post-retirement benefits,  unemployment benefits, referral incentive, personnel policy, share option plan or other share or share related awards, bonus plan or arrangement, incentive award plan or arrangement, performance awards, vacation policy, compensation or deferred compensation, executive compensation or supplemental income arrangement; in each case if sponsored, maintained or contributed to by the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has or may have any liability or obligation, but do not include individual employment agreements, offer letters or similar undertakings provided to a single employee and not to a group of employees.

(b)           With respect to the Benefit Plans:

(i)           Each Benefit Plan (and each related trust, insurance contract or fund) has been maintained, funded and administered in accordance with its terms and in compliance with applicable Law and other applicable provisions (e.g. in conjunction with termination/transformation of previous benefit schemes), in all material respects, and the Company and its Subsidiaries have performed all obligations required to be performed by them thereunder and are not in any material default or violation therof;

(ii)           All premiums, contributions or payments required to be made to the Benefit Plans pursuant to their terms and provisions and applicable Law have been timely made;

(c)           Neither the Company nor any of its Subsidiaries is a party to any collective bargaining or other labor union contracts, and no collective bargaining agreement or other labor union contract is being negotiated by the Company or any of its Subsidiaries and no Person is currently seeking to represent the Company’s or any of its Subsidiaries' employees.

(d)           There has not been for the last five (5) years, and there is not presently pending, any strike, work stoppage or other material labor related dispute (whether involving previous or existing employees, unions, Governmental Entities or others) in the Company and its Subsidiaries, and, to their Knowledge, no such strike, work stoppage or material labor related dispute is presently threatened against the Company or any of its Subsidiaries.

(e)           Section 3.8(e) of the Company Disclosure Schedule sets forth a true, correct and complete list, of all of the Key Employees of the Company and of any of its Subsidiaries, and with respect to each such Key Employee:  (i) the total compensation (including, without limitation, salary, bonuses, incentive compensation, fees or other remuneration) received by such individual in the immediately preceding fiscal year, (ii) such individual’s current compensation (including, without limitation, salary, bonuses, incentive compensation, fees or other remuneration), (iii) such individual’s current title, (iv) the number of years of continuous service of such employee or officer with the Company or any of its Subsidiaries, and (v) outstanding loans to such individuals, if any.

(f)           No Key Employee or Employee Group of the Company or of any of its Subsidiaries has given or received notice terminating his or her employment, and to their Knowledge (save for knowledge of any individual included in the definition of Knowledge with respect to his/her own personal employment), no such notice of termination is threatened or expected.

(g)           All obligations to individuals who are or have been directors, officers, employees,  independent contractors, consultants, agents or representatives of the Company or any of its Subsidiaries for wages, reimbursements, fees, retirement, severance, deferred compensation, incentive, share option, vacation, bonus, unemployment and other payments, distributions and benefits accrued up to and including the Closing Date and all contributions (voluntary or otherwise) to any payments under all employee benefit plans have been duly paid or provided for by the Company and each of its Subsidiaries.

 (h)           The Company and each of its Subsidiaries is and has been in compliance in all material respects with all applicable Laws, rules and regulations and other applicable individual and/or collective obligations relating to the employment or engagement of labor, consultants and contractors.

 (i)           All amounts that the Company or  any of its Subsidiaries is required (i) to deduct from employees’ salaries or to transfer to such employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from employees’ salaries and benefits and to pay to any Governmental Entity in accordance with applicable Tax, health tax, national insurance, pension or other Law or other obligatory norms, in each case, have been or are duly deducted, transferred, withheld and paid in the ordinary course of business, and neither the Company nor any of its Subsidiaries has any material outstanding obligation to make any such deduction, transfer, withholding or payment.

3.9           Taxes.

(a)           (i) All Tax Returns which are required to be filed with a Governmental Entity, taking into account extensions of time for filing, by or with respect to the Company or any of its Subsidiaries have been duly and timely filed and the Company and each of its Subsidiaries is not doing business or engaged in a trade or business in any jurisdiction in which it has not filed all required Tax Returns, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been so included and all information provided in each such Tax Return is true, correct and complete in all material respects, (iii) all Taxes of the Company and each of its Subsidiaries that are due and payable (whether or not shown on any Tax Return) have been timely paid in full except to the extent being contested in good faith by appropriate proceedings and for which an adequate reserve has been booked in the Interim Financial Statements in accordance with IFRS, and (iv) the Company and each of its Subsidiaries has withheld from each payment or deemed payment made to its past or present employees, officers, directors and independent contractors, suppliers, creditors, shareholder or other third parties all Taxes required to be withheld and has, within the time and in the manner required by Law, paid such withheld amounts to the proper Governmental Entities.

(b)           There is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or any of its Subsidiaries or any waiver or agreement for the extension of time for the assessment or payment of any Tax of or with respect to the Company or any of its Subsidiaries.

(c)           There is no claim against the Company or any of its Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed or to their Knowledge threatened with respect to any Tax Return of or with respect to the Company or any of its Subsidiaries.  No claim has ever been made, or, to their Knowledge threatened, by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns claiming that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(d)           Except for Liens for Taxes not yet due and payable, there are no Liens for Taxes upon the assets or properties of the Company or any of its Subsidiaries.

(e)           Neither the Company nor or any of its Subsidiaries has entered into any agreement, ruling or arrangement with respect to Taxes with any Governmental Entity.

(f)            Neither the Company nor or any of its Subsidiaries has ever been a member of an affiliated group filing a consolidated Tax Return.

(g)           Neither the Company nor or any of its Subsidiaries is, or has ever been, a party to any Tax sharing or Tax allocation agreement or arrangement.

(h)           Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date.  There is no taxable income of the Company or of any of its Subsidiaries that is required under applicable Tax law to be reported by the Company or by any of its Subsidiaries for a taxable period beginning after the Closing Date which taxable income was realized (and reflects economic income arising) prior to the Closing Date or relates to a transaction that occurred prior to the Closing Date.

(i)            The unpaid Taxes of the Company and of any of its Subsidiaries will not (i) as of the date of the Interim Financial Statements, exceed the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between IFRS and Tax income) set forth on the face of the Interim Financial Statement; and (ii) as of the Closing Date, exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the past practice of the Company and of any of its Subsidiaries in filing its Tax Returns. Since the date of the Interim Financial Statements neither the Company nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in IFRS, outside the ordinary course of business consistent with past practice.

(j)            All transactions occurring between the Company and any of its corporate Affiliates or between any of its corporate Affiliates were negotiated at arm’s length.

(k)           Schedule 3.9(k) list all countries in which the Company or any of its Subsidiaries are treated for any Tax purpose as a resident and in which it has, or have had within the year 2010, a branch, agency or permanent establishment.

 (l)           Each of the Company and its Subsidiaries are duly registered for the purposes of Value Added Tax (“VAT”), as defined in the relevant Laws concerning VAT in its country of organization and in each country where it operates or conducts business, if applicable.  Each of the Company and its Subsidiaries have complied in all material respects with all Laws concerning VAT, including with respect to the making on time of accurate returns and payments and the maintenance of records.

3.10           Insurance.  The Company and each of its Subsidiaries has in full force and effect such insurances as set out in Section 3.10 of the Company Disclosure Schedule.  There are no claims pending by the Company or any of its Subsidiaries under any such insurance policies.  All premiums due and payable with respect to the Company’s and its Subsidiaries’ insurance policies have been paid.  No termination of any such policy has, to their Knowledge, been threatened.

3.11           Properties.  The Company and each of its Subsidiaries has good, valid and marketable title to, or, in the case of leased assets and properties or assets and properties held under license, a good and valid leasehold or license interest in, free and clear of all Liens, all of the properties and assets, tangible or intangible, excluding Intellectual Property Rights, used by it, located on its premises, or  reflected on the Financial Statements or acquired after the date of the Financial Statements, except for dispositions of such properties or assets in the ordinary course of business and consistent with past practice, and except for Permitted Liens.  All of the tangible assets and properties of the Company are in good operating condition and repair, normal wear and tear excepted, and are adequate for the conduct of its business in the same manner as it has heretofore been conducted or is contemplated to be conducted. Neither the Company nor any of its Subsidiaries  own any real property.  Section 3.11 of the Company Disclosure Schedule sets forth a list of the properties and real property which the Company or any of its Subsidiaries leases or subleases (the “Leased Real Properties”).  The Company and its Subsidiaries has a valid and subsisting leasehold interest in the Leased Real Properties, free and clear of any Liens, except Permitted Liens and each such leasehold interest affords the Company and its Subsidiaries peaceful and undisturbed possession of the subject matter to the lease or sublease.

3.12           Intellectual Property.

(a)           All of the Intellectual Property used in the Company's or any of its Subsidiaries' businesses or otherwise necessary to the business currently conducted by the Company and its Subsidiaries (collectively, the “Company Intellectual Property”) is owned by the Company, except for licenses of generally available commercial software, licensed on standard terms, that is made available for a total cost, on an individual basis, of less than $10,000, in each of all of the foregoing cases, free and clear of all Liens except for Permitted Liens and except for Company Intellectual Property that is listed as licensed from third parties in Schedule 3.12(a) to the Company Disclosure Schedule. The Company has a valid license to use all of the Company Intellectual Property that is licensed in from third parties.

(b)           All of the Company Intellectual Property is exclusively owned by the Company, without any restriction or limitation regarding use or disclosure, and is not subject to any license, royalty, compensation payment or other agreement. Section 3.12(b) of the Company Disclosure Schedule contains a complete and accurate list (including applicable jurisdictions and registration or applications numbers) of Company Intellectual Property that is the subject of a registration or application with any Governmental Entity.

(c)           The Company and its Subsidiaries do not, to their Knowledge, infringe, misappropriate or otherwise violate any third party Intellectual Property. Neither the Company nor any of its Subsidiaries has received any written notice of any alleged infringement misappropriation or other violation of any Intellectual Property belonging to any third party.

To their  Knowledge, no third parties are infringing, misappropriating or otherwise violating the Company Intellectual Property .

(d)           Each Company Intellectual Property owned or used by the Company or by any of its Subsidiaries prior to Closing, will be owned or available for use by the Company and by any of its Subsidiaries on identical terms and conditions after the Closing. Neither this Agreement nor the transactions contemplated by this Agreement will result in: (i) the Company or any of its Subsidiaries granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, any of them, that are in addition to, or greater than, the rights such third-party currently has, (ii) the Company or any of its Subsidiaries granting to any third party any incremental right to or with respect to any Intellectual Property owned by, or licensed to, the Company or any of its Subsidiaries.

(e)           The Company and each of its Subsidiaries has taken all steps and security measures that are reasonably required to protect the Company’s and such Subsidiaries’ rights in confidential information and trade secrets of the Company or of any of its Subsidiaries and ensured that same has been treated and protected as confidential and proprietary.  To their Knowledge, there has been no violation by any Person that has resulted or may result in the loss of protection of any trade secret or other confidential information of the Company or of any of its Subsidiaries.

(f)           Neither the Company nor any of its Subsidiaries has provided or disclosed the Source Code of their products to any Person. Neither the Company nor any of its Subsidiaries is a party  to any contract, agreement, or other commitment or arrangement that require or relate to any escrow, disclosure, and/or provision or transfer, whether or not contingent on any event, of all or any portion of any Source Code of any of the products of the Company.

(g)           Section 3.12(g) of the Company Disclosure Schedule (i) identifies all Public Software that is used by the Company or its Subsidiaries and/or that is used with or incorporated in the products of the Company, and (ii) for each item of such Public Software identified, specifies the license that the Public Software is licensed under.  The Company and its Subsidiaries are in compliance in all material respects with the terms and conditions of all such licenses for such Public Software. None of the products of the Company contain, incorporate, link or call to or are otherwise used in conjunction with any Public Software in a manner which would require that such products be disclosed or distributed in Source Code form; or made available in Source Code or object code form at no charge; or be licensed for the purpose of making derivative works; or otherwise grant or purport to grant to any third party, any rights or immunities under any Company Intellectual Property. “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as open source software (e.g., Linux), free software, copyleft or community Source Code license or similar licensing or distribution models, including without limitation software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (ii) the Artistic License (e.g., PERL), (iii) the Mozilla Public License, (iv) the Netscape Public License, (v) the Sun Community Source License (SCSL), (vi) the Sun Industry Standards License (SISL), (vii) the BSD License, and (viii) the Apache License.

(h)           All Company Intellectual Property that has been issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office, the Norwegian Industry Property Office (NIPO)  or any similar office or agency anywhere in the world, have been duly maintained (including the payment of maintenance fees and the recordation of Company ownership interests) and are not expired, cancelled or abandoned and are valid and enforceable and in compliance with all applicable legal requirements and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date. No Action or Proceeding is pending (including without limitation, any Intellectual Property reexamination, opposition, cancellation or invalidation proceeding before any Governmental Entity), or is threatened that challenges the legality, validity, enforceability, use or ownership of any Company Intellectual Property and to the their Knowledge there are no grounds for the same.

(i)           None of the Company's products or software contains any worm, bomb, backdoor, clock, timer or other disabling device, virus, code, design or routine that causes the software to be erased, inoperable, impaired in performance or otherwise incapable of being used, either automatically or upon command by any Person.

(j)           No government funding, facilities of a university, college, or other educational institution or research center was used in the development of any Company Intellectual Property.

3.13   Intentionally left blank

3.14           Certain Contracts.

(a)            Section 3.14(a) of the Company Disclosure Schedule contains a complete list of each of the contracts, agreements, arrangements, instruments, undertakings or commitments of any type that are material to the Company and its Subsidiaries, or otherwise material to the conduct and operations of the Company's or any of its Subsidiaries' business and their respective properties and assets, or that is not in the ordinary course of business consistent with past practice (collectively for the purpose of this Section 3.14, "Contract(s)"), to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets are bound and which are still valid or otherwise binding upon the Company or any of its Subsidiaries.

(b)           With respect to each Contract: (i) such Contract is in full force and effect and is the valid and binding obligation of, and enforceable against, the Company or the applicable Subsidiaries of the Company and any other party thereto, in accordance with its terms; (ii) neither the Company nor any of its Subsidiaries is, nor, to their Knowledge, is any other party to a Contract, in breach or default thereof in any material respect, nor has the Company or any of its Subsidiaries received notice that the Company or the applicable Subsidiary is in breach or default thereof; and (iii) no event has occurred which, with notice, or lapse of time or both, would constitute a material breach or default thereof by the Company or by any of its Subsidiaries or, to their Knowledge, by any other party thereto or would permit termination, modification, or acceleration thereof by any other party thereto.  The Company has made available to the Purchaser in the virtual data room, true and complete copies of  each written Contract (as amended), and a written description of each oral Contract, its terms and conditions.

(c)           Furthermore, neither the Company nor any of its Subsidiaries is a party to any negotiation with a view to executing any Contract and none of them is aware of any expectations by any party to a Contract for rights or terms which are more favorable to such party than those set forth in the Contracts.

3.15           Environmental, Health and Safety.  The Company and each of its Subsidiaries is and has been in compliance in all material respects with all applicable Environmental Laws issued by any Governmental Entities, and no Action or Proceeding has been filed, commenced or, to their Knowledge, threatened against the Company or any of its Subsidiaries alleging any failure to comply with any such Environmental Laws. The Company and its Subsidiaries possess all Environmental Permits that are required for the lawful operation their respective business and each such Environmental Permit is in full force an effect, and the Company and each of its Subsidiaries is in compliance in all material respects with such Environmental Permits and no Action or Proceeding is pending or, to their Knowledge, threatened and, to their Knowledge, no grounds exist, to revoke, suspend, modify or limit any such Environmental Permit. Neither the Company nor any of its Subsidiaries has any liability under any applicable Environmental Law of any Governmental Entity or common law remedy concerning the release or threatened release of Hazardous Substances at, on, under or from any real property currently or formerly owned, held or operated by the Company or any of its Subsidiaries or at, on or under any disposal or treatment facility which received Hazardous Substances generated by the Company or by any of its Subsidiaries.  To their Knowledge, no facts, events or conditions relating to the past or present facilities, properties or operations of the Company or of any of its Subsidiaries will prevent, hinder or limit continued compliance with all applicable Environmental Laws of Governmental Entities or could give rise to any Action or Proceeding against the Company or any of its Subsidiaries under any Environmental Laws.

3.16           Brokers & Other Transaction Expenses.  No broker, finder, advisor, agent or investment banker is entitled to receive from the Company or from any of its Subsidiaries any brokerage, finder’s or other fee or commission in connection with the Transactions. The Company has not incurred, as of the date hereof, and shall have not incurred, as of the Closing Date, any Transaction Expenses.

3.17           Accounts Receivable.  Since the date of the Interim Financial Statements, the Company and its Subsidiaries collected its accounts receivable, and paid its accounts payable, in the ordinary course, consistent with past practice. All accounts receivable of the Company and each of its Subsidiaries (collectively, the “Accounts Receivable”) represent bona fide sales actually made or services actually performed in the ordinary course of business of the Company and its Subsidiaries.  Subject to the provision for bad debt in the Financial Statements, which provision is in accordance with IFRS, all of the Accounts Receivable are valid and collectible at the recorded amounts thereof (but (for clarity) not implying any warranty on actual collection unless this representation is breached), and, to their Knowledge, are not subject to any set-off, reduction, counterclaim, recoupment or other claim for credit, allowances or adjustments by the obligor thereof.

3.18           Inventories. The inventories of the Company and its Subsidiaries on a consolidated basis are fairly reflected in accordance with IFRS in the Form Working Capital Statement, which is true for and as of September 30, 2010 and since that date there have been no changes in the inventories other than in the ordinary course of business consistent with past practice.

3.19           Customer and Suppliers; No Dependence on Sources of Supply or Marketing; and Restrictions on Business Activities.

(a)           Section 3.19(a) of the Company Disclosure Schedule lists all of the customers of the Company and its Subsidiaries who have purchase orders/bookings for  no less  than US$ 10,000,000 per each customer since January year 2009  (the “Key Customers”) and the expected backlog of such customers. None of the Key Customers has advised the Company or its Subsidiaries that it has terminated or intends to terminate, or materially  alter its business with the Company or its Subsidiaries or that it will or intends to not renew its Contract with the Company or its Subsidiary before the scheduled expiration date. To the Knowledge of the Company's CEO and  regional managers, and except as explicitly provided  in the agreements with the relevant Key   Customer, none of the Key Customers has in the last six (6) months advised the Company or its Subsidiaries that it intends to decrease its business with the Company or its Subsidiaries.

(b)           Section 3.19(b) of the Company Disclosure Schedule list the ten (10) largest suppliers (measured by dollar volume of purchases) of the Company and its Subsidiaries on a consolidated basis during the nine month period ended on the date of the Interim Financial Statements, and with respect to each, the name, dollar volume involved and nature of the relationship.  No such supplier of the Company or its Subsidiaries has, during the twelve (12) months preceding the date hereof, cancelled, suspended, terminated or materially altered its relationship or the terms of its relationship with the Company or its Subsidiaries or advised or indicated to the Company or its Subsidiaries of its intention to cancel, suspend, terminate or materially alter its relationship or the terms of its relationship with the Company or its Subsidiaries.

 (c)            The Company and its Subsidiaries have no dependence on any specific supplier, sub-contractor or marketer as a sole source, and are not obligated: (i) to any supplier, sub-contractor or marketer on an exclusive basis; nor (ii) to purchase from them any minimum quantities.

(d)           Neither the Company nor any of its Subsidiaries is bound by any agreement under which the Company or any of its Subsidiaries is restricted from selling, licensing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market and there is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company or any of its Subsidiaries is a party or otherwise binding upon the Company or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries, any material acquisition of property (tangible or intangible) by the Company or any of its Subsidiaries, the conduct of business by the Company or any of its Subsidiaries, or otherwise limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any person.

3.20           Warranty Matters; Product Liability.  Neither the Company nor any of its Subsidiaries has given or made any warranties to third Persons with respect to any Products, except for warranties substantially similar to those imposed by the provisions of the Contracts provided for in the Company Disclosure Schedule.  The products manufactured, sold, leased, or delivered by the Company and its Subsidiaries has been in conformity in all material respects with all specifications and warranties, such that the Company and its Subsidiaries have no liability for replacement or repair thereof or other damages in connection therewith, other than as provided for in the Financial Statements for product warranty claims in the ordinary course of business in accordance with the past practice of the Company and its Subsidiaries (including field mean time between failures (FMTBF) levels of no more than 40 (forty) years and out of  box defects (OBD) of no more than 0.2% (zero point two percent)), with no recurring claims (and for this purpose more than 5 similar claims shall constitute recurring claims) or any failures in the  Products under agreement with customers of the Company or any of its Subsidiaries constituting epidemic, general or similar failures.  The Company and its Subsidiaries has no liability (and, to their Knowledge, there is no basis for any present or future Action or Proceeding against any of the Company and its Subsidiaries giving rise to liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company or its Subsidiaries.

3.21           Bank Accounts and Safe Deposit Boxes; Powers of Attorney. Section 3.21 of the Company Disclosure Schedule sets forth a true and complete list of (i) all accounts at banks and other financial institutions maintained by or for the use of the Company and its Subsidiaries, together with the names of authorized signatories thereof on each such account; and (ii) the location of all safe deposit boxes maintained by or for the Company or its Subsidiaries, together with the names of the individuals with authorized access thereto. There are no outstanding powers of attorney executed on behalf of the Company or its Subsidiaries (other than such given to counsel to the Company or its Subsidiaries and to the Company's or its Subsidiaries' accountants in connection with their legal and accounting services for the company).

3.22           Illegal Payments.  Neither the Company, nor any of its Subsidiaries, nor, to their Knowledge,  any director, officer, agent, employee or other Person acting on behalf of the Company or its Subsidiaries has, in the course of its actions for, or on behalf of, the Company or any of its Subsidiaries, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.23           Transaction with Affiliates.  None of the Seller, the Guarantor and their respective Affiliates nor other Affiliates of the Company or any of its Subsidiaries, is a party to any agreement, lease, loan, contract, commitment or transaction with the Company or any of its Subsidiaries or which is pertaining to the business of the Company or any of its Subsidiaries or has any interest (other than through the Company) in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of the Company or any of its Subsidiaries. None of the Seller, the Guarantor, the Company or any of their Subsidiaries owns directly or indirectly, on an individual or joint basis, any interest in any competitor, customer or supplier of the Company, or any Person which has a contract or agreement with the Company (except holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity). None of the Seller, the Guarantor and their respective Affiliates nor other Affiliates of the Company or any of its Subsidiaries is indebted to the Company or to any of its Subsidiaries, nor is the Company or any of its Subsidiaries indebted (or committed to make loans or guarantee credit) to any of them. Furthermore, none of the abovesaid persons and entities has given any guarantees on behalf of the Company or any of its Subsidiaries nor have they taken any obligations to guarantee any loans or other commitments of the Company or any of its Subsidiaries.

3.24           Claims Against Officers and Directors. There are no pending or to their Knowledge threatened claims against any director, officer, employee or agent of the Company or of any of its Subsidiaries or any other Person which could give rise to any claim for indemnification against the Company or of any of its Subsidiaries.

3.25           Representations Complete. To their Knowledge, neither this Agreement nor any schedule, exhibit, statement, list, document, certificate or other information furnished or to be furnished by or on behalf of the Company or the Seller to the Purchaser or any representative of the Purchaser in connection with this Agreement or any of the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading. To their Knowledge, there is no fact or circumstance (other than general economic conditions or world events) that has not been disclosed in this Agreement, the Company Disclosure Schedule or the Financial Statements or otherwise disclosed in writing heretofore to the Purchaser that could reasonably be expected to have a Company Material Adverse Change.

3.26           No other warranties. Except for the representations and warranties set forth above in Article IIIA and Article III, neither the Seller nor the Company makes any express or implied warranty in respect of the sale and purchase of the Shares pursuant to this Agreement or any aspect of the Company, its Subsidiaries and its and their business and in particular, no warranty is made regarding the future prospects of the Company and its Subsidiaries and of its and their business, provided however, that background law shall apply to such extent that it does not prevent claims made due to gross negligence, willful default or fraud of the Seller, the Guarantor or the Company. The Buyer hereby acknowledges that it is not relying on any warranties or representations of the Seller and the Company other than those specifically contained in this Agreement. For the avoidance of doubt, however, this clause 3.26 does not restrict the application of covenants and other undertakings by the Seller, the Guarantor or the Company as specifically expressed elsewhere in this Agreement.

3.27           Investigation. It shall be no defense to an action for breach of the representations and warranties under this Agreement that the Purchaser or its representatives have (or have not) made investigations into the affairs of the Company and its Subsidiaries.

3.28           Nera Limited. It is hereby agreed that the representations and warranties under this Section 3, shall apply with respect to any and all rights, obligations and assets, tangible and intangible, including contracts, business and intellectual property rights being acquired from Nera Limited under the Asset Purchase Agreement, as well as the employees to be transferred thereunder as if they are of the Company.

ARTICLE IV

PRE CLOSING COVENANTS

The Parties agree as follows with respect to the period between execution of this Agreement and the Closing:

4.1           General.  Each of the Parties shall use its commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the Transactions (including satisfaction, but not waiver, of the closing conditions set forth in Article VII below).

4.2           Operation of Business.  From the date of this Agreement through the Closing or the earlier termination of this Agreement in accordance with the terms of Article IX, except: (i) as the Purchaser may approve otherwise in writing (such consent not to be unreasonably withheld), or (ii) as otherwise expressly contemplated or permitted by this Agreement, , the Company shall, and shall cause each of its Subsidiaries to, conduct their respective businesses only in the ordinary course in accordance with past practice and, without derogating from the generality of the aforesaid, use commercially reasonable efforts to: (a)  keep their respective businesses and present operations intact and preserve and protect the assets and properties and current relationships with customers, distributors, suppliers, employees, contractors, lessors and others with which the Company or any of its Subsidiaries has a business relationship; and (b) conduct their working capital and cash management practices, the collection of accounts receivables, the payment of accounts payable (including the writing and mailing of checks with respect thereto) and the maintenance of inventories in the ordinary course of business consistent with past practice.  Without limiting the generality of the foregoing and, except as expressly contemplated or permitted by this Agreement, with respect to the period between the execution of this Agreement and the Closing Date the Company shall not, and shall cause each of its Subsidiaries not to:

(i)            engage in any practice, take any action, fail to take any action or enter into any transaction which would reasonably be expected to cause any representation or warranty of the Company or the Seller to be untrue at the time of the Closing or result in a material breach of any covenant or undertaking made by the Company or the Seller in this Agreement.

(ii)           do, engage in, or cause any of the things enumerated in Section 3.5.

(iii)          settle or compromise any litigation or other disputes (whether or not commenced prior to the date of this Agreement);

(iv)          (A) grant or increase the amount of any severance or termination payable to (or amend any existing arrangement with) any director, officer, employee or consultant of such entity, except as required under any Benefit Plan or agreement existing as of the date hereof, or as otherwise required by Law, (B) increase benefits payable under any existing severance or termination pay policies or employment agreements, except such changes as may be required in order to comply with applicable Law, (C) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director or officer or with any employee or consultant of such entity, (D) establish, adopt or amend (except as required by applicable Law) any collective bargaining agreement, or bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, or other benefit plan or arrangement covering any director, officer, employee or consultant of such entity (E) increase compensation, bonus or other benefits payable to any director, officer, employee or consultant of such entity, or (F) hire or terminate the employment of any employee or consultant;

(v)           change pricing or discounting policies or procedures;

(vi)          enter into or authorize any entry into contracts, agreements, arrangements, instruments, undertakings or commitments of any type that are material to the Company and its Subsidiaries, or otherwise to the conduct and operations of the Company's or any of its Subsidiaries' business and their respective properties and assets, except to the extent permitted by any of the other sub-sections to this Section 4.2;

(vii)         terminate, modify, amend or otherwise alter or change any of the terms or provisions of any Contract, or pay any amount or discharge, settle or satisfy any liabilities, not required by Law or made in accordance with their terms, other than payments, discharge, settlement or satisfaction, in the ordinary course of business and consistent with past practices;

(viii)   waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce the confidentiality or nondisclosure provisions of any confidentiality or nondisclosure agreement to which the Company or any of its Subsidiaries is a party or of which the Company or any of its Subsidiaries is a beneficiary;

(ix)   fail to take any necessary actions, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Company Intellectual Property;

(x)    enter into a new line of business;

(xi)          not repay or otherwise decrease  its debts to the Seller Group other than as provided in 1.4 this Agreement (except for trading debt incurred in the ordinary course of business outstanding currently and from time to time between the Seller Group and the Company and its Subsidiaries under existing agreements between the parties, all of which are either disclosed in the Agreement or relates to utilities sharing or to the payments for  products purchased by the Company or by any of its Subsidiaries from Eltek Valere on the basis of purchase orders issued in the ordinary course of business); and

(xii)         enter into any agreement, commitment or undertaking to do any of the activities prohibited by the foregoing provisions.

4.3           Maintenance of Insurance. The Company and its Subsidiaries shall continue to carry its existing insurance through the Closing Date (and with respect to the insurances of the Subsidiaries indicated in Schedule 4.3(c) - for a 30 (thirty) days thereafter), and shall not allow any breach, default, termination or cancellation of such insurance policies or agreements to occur or exist. The Purchaser undertakes to the Seller to replace all the insurances of the Company and its Subsidiaries which are arranged through the Seller and/or the Guarantor as set out in Schedule 4.3(a) hereto no later than the Closing Date, provided that with respect to the insurances of the Subsidiaries indicated in Schedule 4.3(c), such replacement shall be made within a 30 (thirty) days thereafter. The Seller and Guarantor shall cause the insurances listed in Schedule 4.3(b) hereto to be fully transferred, assigned and accessible to the Company as of and after the Closing  being under the ownership of the Purchaser, in respect of occurrences during the policy period, in connection with the business, operations and products of the Company whilst being a member of the Eltek ASA group, with the General Liability, Products Liability policy and the EAR insurances, being fully assignable and accessible as aforesaid also with respect to previous expired policies going 3 years back. To that effect the Company and the Purchaser shall be deemed as named insured under these policies. At the Closing Seller and Guarantor shall provide the Purchaser with a certificate of insurance issued by the insurance companies evidencing the full transfer and assignment of the insurances as stipulated above.

4.4           Access.  Subject to coordination with the Seller the Purchaser shall be allowed to: (i) meet with the Key Employees of the Company and its Subsidiaries to discuss in general terms the current business of the Company and its Subsidiaries and (ii) subject to the written consent of the Seller, such consent not to be unreasonably withheld - approach customers, suppliers and business partners of the Company and its Subsidiaries, provided that with respect to both (i) and (ii) above, the Seller may request that any such discussion shall be made jointly with their representatives. The Seller has at the date hereof consented to such jointly coordinated access to the customers and suppliers referenced in Section 3.19 above.

Additionally, the Purchaser shall receive data and information, reasonably requested by the Purchaser, with respect to the business and operations of the Company and its Subsidiaries and their respective assets and properties.

4.5           Notice of Developments. From the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to the terms of Article IX, the Company, the Seller and the Purchaser promptly shall notify the other Parties hereto if any representation and warranty of such Party set forth in this Agreement was untrue or inaccurate when made or subsequently has become untrue or inaccurate and any matter hereafter arising which, if existing, occurring or known at the date of this Agreement would have been required to be disclosed by such Party to the other Parties. No information provided to a Party pursuant to this Section shall be deemed to cure any breach of any representation, warranty or covenant made in this Agreement. No disclosure by any Party pursuant to this Section 4.5 shall be deemed to amend or supplement the Disclosure Schedules or this Agreement or to prevent or cure any misrepresentation, breach of warranty or covenant.  It being clarified that  a change occurring after the date of this Agreement shall not in itself  constitute a breach of a representation, provided that the relevant representation and warranty of the relevant Party was true and correct on the date hereof  it.

4.6           Public Announcements & Confidentiality.

(a)           Except for the press release in substantially the form attached hereto as Exhibit D, none of the Company and the Seller or the Purchaser shall make, or permit any agent or Affiliate to make, any public statements, including any press releases, with respect to this Agreement and the Transactions without the prior written consent of the Purchaser and the Seller (which consent shall not be unreasonably withheld or delayed), except as may be required by any Law or Order or applicable stock exchange regulations, in which case the Party required to make the release or announcement shall allow the other Party, to the extent practicable, reasonable time to comment on such release or announcement in advance of such issuance.

(b)           The Parties acknowledge that the information being provided to one another in connection with the Transactions is subject to the term of the Confidentiality Agreement, the terms of which are incorporated herein by reference.  As of the Closing, the Confidentiality Agreement and any obligations of the parties therunder shall terminate and be of no further force or effect and the provisions of Section 5.5 shall apply.

4.7           Exclusive Dealing.  During the period commencing on the date of this Agreement and ending on the earlier to occur of the Closing Date and the earlier termination of this Agreement pursuant to Article IX, neither the Seller, the Guarantor nor the Company shall take, or permit any other Person on its behalf to take, any action (a) to solicit, encourage, facilitate or initiate any inquiries or the making, submission or announcement of any proposal or offer from any Person relating to, or enter into or consummate any transaction or agreement relating to, the acquisition of the Company or any of its Subsidiaries or any capital share or other securities, or any substantial business or portion of the assets or properties, or any financing, of the Company or any of its Subsidiaries, including any acquisition structured as a merger, consolidation or share exchange or any similar transaction, or any other transaction not consistent with the transaction contemplated hereunder or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or cooperate with or facilitate in any other manner, any effort or attempt by any Person to do or seek any of the foregoing.  The Seller, the Guarantor and the Company shall notify Purchaser immediately if any Person makes any proposal, offer, inquiry, or contact with respect any of the foregoing.

4.8           Regulatory and Other Approvals; Consents.  As promptly as practicable after the date hereof, the Parties shall give all notices and make all filings with Governmental Entities and use commercially reasonable efforts to obtain all Permits and consents of all third Persons required to consummate the Transactions.   The Parties shall furnish promptly to each other all information that is not otherwise available to the other Party and that such Party may reasonably request in connection with such authorizations and consents.

4.9           Undertakings of Seller and Guarantor. Guarantor shall cause Seller and Seller shall cause Company to comply with the provisions of this ARTICLE IV.

4.10         Release of Guarantees. The Parties shall cooperate and act to release of the Guarantor and the Seller from the guarantees provided by them under bank guarantees listed in Schedule 4.10(a) hereto and, to the extent possible and subject to the consent of the applicable customer or supplier - under parent company guarantees listed in Schedule 4.10(b) hereto (the “Seller Bank Guarantees” and the “Seller Parent Guarantees”, respectively and together, "Seller Guarantees") issued in favor of customers and suppliers of the Company and its Subsidiaries  with the intention to effect such release of the Seller Bank Guarantees no later than at the Closing Date or as soon as practicable thereafter. Purchaser shall indemnify the Seller against any and all costs, damage or loss incurred as a result of a claim from a third party under any of the Seller Guarantees, other than to the extent that the Purchaser would have been entitled to indemnification hereunder with respect to such claim.

ARTICLE V

POST CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing:

5.1           Further Assurances.  From and after the Closing, the Purchaser and the Seller shall execute and deliver such further instruments of conveyance and transfer and take such other action as reasonably may be necessary to further effectuate the Transactions.

5.2           Litigation Support.  In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (i) any Transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company or any of its Subsidiaries, each of the other Parties will cooperate with the other Party, or its counsel in the contest or defense, make available itself or its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor).

5.3           Transition.  Each of the Seller and Guarantor will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company or any of its Subsidiaries from maintaining the same business relationships with the Company and with any of its Subsidiaries after the Closing as it maintained with the Company or any of its Subsidiaries prior to the Closing. Each of the Seller and Guarantor will refer all customer inquiries relating to the business of the Company or any of its Subsidiaries to the Purchaser from and after the Closing.

5.5           Confidentiality.  Each of the Seller and the Guarantor shall not, directly or indirectly, (i) disclose, or (ii) use for its own benefit, or for the benefit of any other Person (other than the Company or any of its Subsidiaries) any trade secret or confidential information, customer lists, supplier information, or any other data of or pertaining to the Company or to any of its Subsidiaries, their respective businesses, affairs, operations, activities, technology, plans, products or financial affairs, which are not a matter of public knowledge (other than as a direct or indirect result of any fault of the Seller or Guarantor).

5.6           Agreement Not to Compete or Solicit.  Each of the Seller and the Guarantor, understands and acknowledges that the following provisions of this Section 5.6 are given as an integral and essential part of the Transactions and that Purchaser would not have entered into this Agreement absent the provisions of this Section 5.6.

From the Closing Date and ending on the fifth (5th) anniversary of the Closing, each of the Seller and the Guarantor shall not, directly or indirectly (including by licensing or through any other Person directly or indirectly controlling, controlled by or under common control with the Seller or Guarantor), (1) engage, in any territory in the world, in the field of point-to-point microwave radios including, without limitation, through any activity of development, manufacturing, marketing, sale, distribution, servicing, licensing or sublicensing  (the "Competitive Business"), or (2) acquire, own, invest in, manage, operate, control or participate in any manner in the ownership, financing, management, operation or control of any business that engages or intends to engage in the Competitive Business, except that each of the  Seller and the Guarantor may own up to five (5) percent of the outstanding equity interest and voting interests of a Competitive Business that is publicly traded, (3) contact any customer or supplier of the Company or its Subsidiaries for the purpose of soliciting orders or establishing relationships for any business enterprise that engages in a Competitive Business or otherwise utilize its knowledge of the business of the Company or any of its Subsidiaries or its relationships with customers, suppliers or others to engage or facilitate others to engage in any facet of a Competitive Business, (4) cause, induce or encourage any customer, supplier, distributor, representative, or other business partner of the Company or any of its Subsidiaries to terminate or modify such relationship, (5) solicit or attempt to induce any supplier, distributor, representative, or other business partner of the Company or any of its Subsidiaries into any Competitive Businesses, (6) solicit, recruit, hire, retain or attempt thereto (whether as an employee, consultant, agent, independent contractor or otherwise) or encourage to leave their employment any Key Employee or group of employees or  consultants of the Company or any of its Subsidiaries; provided, however, that the foregoing in this clause (6) shall not prohibit any general solicitations of employment not directed principally to the employees or consultants of the Company or its Subsidiaries, or (7) enter into any agreement or understanding to do any of the foregoing.  Notwithstanding the foregoing, any action permitted under, or taken according to, this Agreement or the Transactions, shall not be considered a breach of this Section 5.6. Further the restrictions of this Section 5.6 shall not prevent the Seller or the Guarantor from being a shareholder of Nera Telecommunications Ltd (or its successor), provided that none of them shall vote in favor of or otherwise support any decision or an act of Nera Telecommunications Ltd (or its successor) to engage in a Competitive Business or otherwise do anything that will constitute a breach of any of the provisions of this Section 5.6.

Seller, Guarantor and Purchaser recognize that the Laws and public policies of the applicable jurisdictions may differ as to the validity and enforceability of covenants similar to those set forth in this Section 5.6.  It is the intention of the Parties that the provisions of this Section 5.6 be enforced to the fullest extent permissible under the Laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such Laws or policies) of any provisions of this Section 5.6 shall not render unenforceable, or impair, the remainder of the provisions of this Section 5.6.  Accordingly, if any provision of this Section 5.6 shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.  Each of the Seller and the Guarantor hereby acknowledges and agrees that the covenants set forth in this Section 5.6 are part of the consideration given for this Agreement and are reasonable and necessary in terms of time, geographic area, scope and line of business to protect the legitimate business interests of Purchaser and its Affiliates.  Each of the Seller and the Guarantor, on behalf of itself and its Affiliates, expressly authorizes the enforcement of the covenants set forth in this Section 5.6 by the Purchaser, the permitted assigns of the Purchaser and any successors of the Purchaser.

The Parties hereto hereby acknowledge and agree that any remedy at Law for any breach of the provisions of this Section 5.6 would be inadequate, and each of the Seller, and the Guarantor hereby consents, without derogating from any other right or remedy available, to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved or any bond or similar security being posted, in order that the breach or threatened breach of such provisions may be effectively restrained.

The provisions of this Section 5.6 do not intend to limit or derogate from any right or remedy otherwise available to the Purchaser by Law.

5.7           Release. In consideration of the mutual covenants and agreements contained herein, each of the Seller and the Guarantor hereby irrevocably releases and forever discharges the Company and its Subsidiaries and their past and present directors, officers and employees, and each of their respective successors, heirs, assigns, executors and administrators (collectively, the “Released Persons”) of and from any and all manner of action and actions, cause and causes of action, suits, rights, debts, dues, sums of money, accounts, bonds, bills, covenants, contracts, controversies, omissions, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, in law or in equity which any of the Seller or Guarantor ever had, now has or which it hereafter can, shall or may have, against the Released Persons, whether known or unknown, suspected or unsuspected, matured or unmatured, fixed or contingent, for, upon or by reason of any state of facts or matter relating to any of the Seller, the Guarantor, the Company, or this Agreement (other than as specifically provided for herein) arising at any time on or prior to the Closing Date or otherwise relating to the period on or prior to the Closing Date and the Released Persons shall not have liability with respect thereto, except that the Seller and the Guarantor may file any Action or Proceeding against any former director, officer or employee of the Company and its Subsidiaries if caused by such director's, officer's or employee’s gross negligence or willful misrepresentation or willful misconduct, provided that if such Actions or Proceeding form a basis for any Actions or Proceeding or yield a right to initiate any Actions or Proceeding, against the Company or any of its Subsidiaries, the Guarantor and the Seller shall indemnify the Purchaser, the Company and any of its Subsidiaries against any Loss, incurred, caused or sustained as a result of or in connection with such Actions or Proceedings.

5.8           Access. The Purchaser shall following Closing, procure that the Company and its Subsidiaries  shall give the Seller and the Guarantor and their representatives, the right to inspect all books and business records of the Company and its Subsidiaries relating to the period until the Closing Date, to the extent that such inspection is reasonably required for tax reasons, regulatory reasons, for reasons of defense against claims or for other commercially reasonable legitimate reasons, all of which shall be detailed in a written request to the Company and to the Purchaser, provided that same will be made in a manner which shall not unreasonably interfere with the business operations of the Company and its Subsidiaries and be used solely for the specific purpose for which the review is being required and subject to the confidentiality obligations under Section 5.5. Additionally, the Company shall use commercial reasonable efforts to provide the Guarantor access to information and any information available and internal resources in connection with the preparations by Guarantor of its Q4 2010 and annual accounts 2010 for release in accordance with its OSE financial calendar.

5.10           Agreements with the Seller Group. The Guarantor and the Company hereby confirm that the Distribution and Supply Agreement dated October 17, 2003 between the Company and Nera ASA (which was merged into the Guarantor) and the subsidiaries of Nera ASA is terminated effective as of the Closing Date.

If and to the extent that the Company or any of its Subsidiaries shall be liable or obligated pursuant to Section 69(4) of the Slovak Commercial Code with respect to the demerger transaction between  Nera Networks s.r.o and  Eltek Valere s.r.o and New Nera Networks s.r.o  for the   Project on the Demerger (Separation) of Nera Networks s.r.o by Merger with Eltek Valere s.r.o and  New Nera Networks s.r.o (the "Demerger Transaction"), either by reason of (i) the guarantee obligation of the Company or any of its Subsidiaries for the obligations transferred to and assumed by Eltek  Valere s.r.o in the framework of the Demereger Transaction from  Nera Networks s.r.o   and/or (ii) the joint and several liability of the Company or any of its Subsidiaries for the unknown or contingent liabilities and obligations of Nera Networks s.r.o   which were not explicitly transferred in the framework of the Demereger Transaction to  Eltek  Valere s.r.o or Nera Networks s.r.o from the demerged Nera Networks s.r.o , the Seller and Guarantor shall compensate and indemnify the Purchaser for any and all Losses suffered, sustained or incurred by the Purchaser, the Company or any of its Subsidiaries as  a result of or in connection to such liabilities and obligations.

5.11           Claims Against Directors and Employees. The directors of the Company and it Subsidiaries having resigned at or prior to Closing shall have no liability to the Purchaser, the Company or its Subsidiaries (i) in any way related to any breach of any of the representations and warranties or other obligations of the Seller under this Agreement, and the Purchaser shall procure that any such claims shall be directed solely against the Seller or the Guarantor; or (ii) in respect of any other matter, unless both with respect to (i) and (ii) caused by such director’s gross negligence or willful misconduct.

5.12           Other matters. The Purchaser undertakes to procure that the minutes of the general meeting to be held on Closing, e.g. comprising the appointment of new Directors of the Company and of Nera Invest AS, shall be registered with the Norwegian Register of Business Enterprises without undue delay.

5.13           Nera Limited. Each of Ceragon  and Guarantor  shall, no later than 14 days from the Closing Date, enter into and execute or procure that its affiliates shall enter into and execute, as applicable,  the asset purchase agreement with respect to Nera Limited in the form and substance attached hereto as Exhibit E (the "Asset Purchase Agreement").

5.14           Nera Venezuela. The parties hereto have agreed to include only NOK 5 million of the cash held by Nera Venezuela in the Measurement Date Net Debt as reflected in the Form Net Debt Statement. With respect to the remaining cash and cash equivalents held by Nera Venezuela as at the Closing Date (estimated to NOK 23 million at the official currency rate) (the “Venezuela Cash”), if during a the period of 18 (eighteen) months following the Closing Date Venezuela currency regulations are changed from the current regime to the effect that these cash and cash equivalents can be repatriated and transferred out of Venezuela, each of Ceragon and Purchaser shall use its commercial reasonable efforts (with any out of pocket expense - at the expense of the guarantor), to procure the repatriation of the Venezuela Cash  out of Venezuela and pay the same repatriated funds to the Guarantor. If the currency regulations are not changed as aforesaid during this period – the Guarantor shall not have any rights with respect to the Venezuela Cash.

ARTICLE VI

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

6.1           Survival of Representations and Warranties.

Any claim for compensation by the Purchaser under this Agreement as provided for under Section 6.2(a) (i) and (iii) (i.e. excluding Section 6.2(a)(ii)) below must be made within a period of eighteen (18) months following the Closing Date, except for claims related to breaches of (i) the representations and warranties set forth in Sections 3A.1, 3A.2, 3A.3, 3.1, 3.2(a), 3.3(a), (b), (c) and (e) and 3.16 where the time limit shall be a period of ten (10) years following the Closing Date; (ii) the representations and warranties set forth in Section 3.9,  where the time limit shall be ten (10) years following the Closing Date, provided that in jurisdictions where the applicable statute of limitations applying to the specific subject matter is shorter than the aforesaid ten (10) years, the time limit shall be the period of such statute of limitations as applicable with respect to the specific subject matter (taking into account any extended period by the tax authorities) plus six months; and (iii) the representations and warranties set forth in Section 3.22,  where the time limit shall be five (5) years following the Closing Date. The covenants and agreements in this Agreement and the other Transaction Documents shall survive the Closing until performed.

The above limitations shall not apply in the case of gross negligence, willful misrepresentation or willful misconduct, or fraud by the Seller, the Company or the Guarantor.

The rights for compensation herein and the survival periods referred to above shall apply regardless of whether the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or representation at the time of the Closing.

 Any claims under this Agreement with respect to compensation as provided for under 6.2(a) (i) and (iii) below must be asserted by written notice within the applicable survival period contemplated by this Section 6.1, and if such a notice is given, the survival period for such representation and warranty shall continue until the claim is fully resolved, provided that any such claim shall (if not previously satisfied, settled or withdrawn) be deemed to have been withdrawn and exhausted unless legal proceedings in respect of it have been commenced within twelve (12) months of such written notice. In case a claim is deemed to have been withdrawn and exhausted on account of not commencing legal proceedings within twelve (12) months period as of the date that such period commences under the provisions of Section 6 herein ("Exhausted Claim"), and if any amounts requested in a claim notice that was delivered to the Escrow Agent with respect to such Exhausted Claim were retained and continued to be held by the Escrow Agent  following the Escrow Expiration Date under Section 5.3 to the Escrow Agreement as Reserved Amounts thereunder (as such terms are defined thereunder) – then the Seller and Purchaser shall deliver to the Escrow Agent under the Escrow Agreement joint written instructions  to release to the Seller such amounts retained as Reserved Amounts thereunder with respect to such Exhausted Claim and each shall execute such joint written instructions within 5 (five) Business Days after receiving a written request from the other with respect to such Exhausted Claim.

6.2           Indemnification

(a)           Subject to the terms and conditions of this Article VI, the Seller shall be liable to compensate the Purchaser (and for the purposes of Section 6 herein Ceragon shall also be deemed a Purchaser) for and against any Loss suffered, sustained or incurred by the Purchaser the Company and/or any of its Subsidiaries that arise out of, result from, is based on or relate to: (i) any breach of any representation or warranty on the part of the Company and/or the Seller contained in this Agreement or in the other Transaction Documents; (ii) any breach of any covenant, obligation or undertaking on the part of the Company contained in this Agreement to be performed at or prior to the Closing; (iii) without derogating from clause (i) and in addition thereto, any Action or Proceeding by any customer or supplier involving the Company and/or any of its Subsidiaries arising out of any cause, circumstance, matter or event occurring or accruing prior to the Closing Date.

(b)           For purposes of determining the amount of Loss under this Section 6, each representation or warranty that contains any “material adverse effect,” “in all material respects,” or other materiality (or correlative meaning) qualification, including any threshold amount shall be read as though there were no “material adverse effect,” “in all material respects,” or other materiality (or correlative meaning) qualification, including any threshold amount.

 (c)           The Purchaser shall not have the right to be compensated pursuant to Section 6.2(a) (i) and (iii) unless and until  a single Loss of the Purchaser, the Company and/or its Subsidiaries, or same or similar Losses or series of related Losses, or Losses arising out of the same or similar event, change, circumstance, effect or subject matter (e.g. as a single Loss shall be deemed losses relating to value of several items of inventory (whether related or unrelated), underfunding of several pension schemes in the same company or failure to comply with Benefit Plans by the same company) is/are in the aggregate in excess of $200,000  (the “Mini Basket Amount”) and the Purchaser, the Company and its Subsidiaries shall have suffered, incurred or sustained on a cumulative basis since the Closing aggregate Losses subject to compensation hereunder in an amount exceeding $1,000,000 (the “Basket Amount”),  in which event the right to be indemnified shall apply to the amount of such Losses relating back to the first dollar. The Purchaser shall in no event have the right to be compensated pursuant to Section 6.2(a) (i) and (iii) for aggregate amount of Losses in excess of $22,000,000 (twenty-two million US Dollars), except with respect to breaches of representations and warranties set forth in Sections 3A.2, 3.3(a), (b), (c), 3.9 and 3.22, provided that in no event shall the aggregated amount of Losses to be compensated to the Purchaser pursuant to Section 6.2(a) (i) and (iii) exceed the Purchase Price.

The limitations set forth in this Section 6.2(c) shall not apply to the extent that the Losses relate to any gross negligence, willful misrepresentation or willful misconduct, or fraud by the Seller, the Company or the Guarantor.

(d)           The Purchaser’s right to compensation or other remedy for breach of a representation or warranty shall not extend to matters which were fairly disclosed in this Agreement or in any Section of the Company Disclosure Schedule, and for this purpose even if such matter was disclosed in the Company Disclosure Schedule pursuant to one section or subsection of this Agreement and was not disclosed for other provisions of this Agreement that require such disclosure in the Company Disclosure Schedules, in each case with sufficient detail to enable a reasonable purchaser to indentify the nature and scope of the matter disclosed.

(e)           Related benefits, Contingent Liabilities, Covered Losses, Mitigation.

In assessing any damages or other amounts payable in respect of a Loss for a breach of the representations and warranties set forth in Section 3.9, which result in a tax payable in a jurisdiction (that is not VAT or any other indirect taxes) ("Loss Tax Payable") - the Loss Tax Payable shall be set-off, to the extent actually allowed to be set-off, against any tax relief utilization of carry forward losses for tax purposes (NOLs) that existed as at the Closing Date in the jurisdiction in which the Loss Tax Payable is imposed, such that only Loss Tax Payable amounts that cannot actually be set-off shall be counted as a Loss.

For the purposes of this Agreement, a liability of the Purchaser or the Company which is contingent shall not constitute a Loss and the Seller shall not become liable to pay in respect thereof unless and until such contingent liability becomes an actual liability and is due and payable, provided that for such liability with respect to which there is any Action or Proceeding or which is evidenced by a written document and needs to be included in financial statements according to IFRS:  (i)such liability shall be counted for the purposes of the Mini Basket Amount and the Basket Amount, and (ii) the Purchaser may provide a claim notice under this Agreement and under the Escrow Agreement with respect to such contingent liability within the applicable survival period contemplated by Section 6.1, in which case  such notice shall be deemed for all purposes to have been duly provided within the applicable survival period even if such contingent liability becomes an actual liability and is due and payable after the lapse of the applicable survival period and the condition of the twelve (12) month period for commencing legal proceeding with respect thereto as provided under Section 6.1 above shall commence only after such contingent liability becomes an actual liability and is due and payable.

No liability shall arise if and to the extent any claim:

i)           occurs as a result of any change in law occurring after the date hereof, whether or not the change takes effect retrospectively, provided that that such a change in the law  was not expected to occur;

ii)           occurs as a result of any increase in any tax rate in force on the date hereof, provided that such a change in the law was not expected to occur;

iii)           has arisen as a result of any change made by the Purchaser in the accounting bases, policies or methods applied in preparing any accounts or valuing the assets or liabilities of the Company or any of its Subsidiaries from those used in compliance with IFRS in preparing the Financial Statements; or

iv)           has been provided for in the Closing Statement with respect to the Final Working Capital and the Final Net Debt to the extent that a price adjustment has been effected under Section 1.5 for the Loss related thereto .

The Purchaser  shall not require compensation for amounts for which it received payment from a third party, provided however that the Seller and Guarantor shall not be released from any and all claims such third party may have against them for contribution, subrogation or any other recovery based on the amounts paid by such third party to the Purchaser .

The Seller shall not be liable with respect to a Loss which the Purchaser has failed to mitigate according to applicable law, and only to the extent of such unmitigated amounts.

The Seller shall not be liable for Losses relating to any environmental liability to the extent that they are attributable to any active solicitation by the Purchaser (or by the Company or any of its Subsidiaries at the instruction of the Purchaser) for any Governmental Entity to undertake investigations or to require investigation or remediation for no commercially reasonable legitimate reasons and without prejudice to the right of Purchaser, the Company or any of its Subsidiaries to (a) comply with environmental laws, including with respect to releases or threatened releases the Purchaser, the Company or any of its Subsidiaries is required to report or disclose pursuant to environmental laws, (b) contact, correspond or hold discussions with appropriate regulatory authorities.

6.3           Notice of Claims

(a)           The Purchaser, if seeking compensation hereunder shall, within (i) the relevant survival period provided for in Section 6.1 above and (ii) no later than within 30 days from the date when the Purchaser possesses the relevant information  to file a claim for compensation hereunder (provided that the failure to notify a claim within this period will only relieve the Seller from liability to the extent that such failure increased the Seller’s liability or costs in respect of such claim (and to the extent of such increase only)), give to the Seller (the “Indemnifying Party”) a written notice (a “Claim Notice”) describing the facts giving rise to any claims for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim.

(b)           The Indemnifying Party shall have thirty (30) days after receipt of any Claim Notice pursuant hereto to (i) agree to the amount or method of determination set forth in the Claim Notice and pay such amount directly to Purchaser in immediately available funds or (ii) provide the Purchaser with a notice in reasonable detail disputing the propriety of the Claim Notice or disagreeing with the amount or method of determination set forth therein (the “Dispute Notice”); such Dispute Notice shall describe the basis for such objection and the amount of the claim as to which the Indemnifying Party does not believe should be subject to compensation.

6.4           Third Party Claims

If a claim by a third Person is made against the Purchaser, the Company or any of its Subsidiaries ("Third Party Claim"), and if the Purchaser intends to seek compensation with respect thereto under this Article VI, the Purchaser shall promptly notify the Indemnifying Party, in writing of such Third Party Claim, setting forth such Third Party Claim in reasonable detail; provided, however, that the failure to provide prompt notice of any such Third Party Claim shall not relieve the Indemnifying Party of its indemnification obligations hereunder unless and then only to the extent that the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall have the right to conduct and control the defense of a Third Party Claim by delivering to the Purchaser, within fifteen (15) days after receipt of such notice, a written acknowledgement that such Third Party Claim is an indemnifiable claim under this Article VI, that the Indemnifying Party will undertake, conduct and control (in accordance with the terms hereof), through counsel of its own choosing (provided that such counsel must be reasonably acceptable to the Purchaser) and at its own expense, the settlement or defense thereof and that it will compensate the Purchaser from and against the entirety of the Loss the Purchaser may suffer arising out of, resulting from, or relating to such Third Party Claim; provided that the Purchaser may participate in such settlement or defense through counsel chosen by the Purchaser and paid at its own expense and provided further that, if there is a reasonable likelihood of a conflict of interest between the Indemnifying Party and the Purchaser, then the Indemnifying Party shall be responsible for  fees and expenses up to US$100,000 in the aggregate of one additional counsel (plus local and special counsel, if reasonably necessary) to such Purchaser in connection with such defense.  So long as the Indemnifying Party is diligently contesting any such Third Party Claim in good faith, the Purchaser shall not pay or settle any such claim without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld).  If the Indemnifying Party does not notify the Purchaser within fifteen (15) days after receipt of the Purchaser’s notice of a Third Party Claim that it elects to undertake the defense thereof, or if such Third Party Claim does not involve only money damages and seeks an injunction, or the Indemnifying Party does not conduct the defense in good faith, then the Purchaser shall have the right to undertake the defense, compromise or settlement of the Third Party Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement (provided that Purchaser shall not enter into any settlement of any Third Party Claim made pursuant to this Article VI without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld)).  If the Indemnifying Party assumes the defense in accordance with the terms of this Section 6.4, it shall keep the Purchaser apprised of the status of the Third Party Claim and any resulting suit, proceeding or enforcement action and shall furnish the Purchaser with all documents and information that the Purchaser shall reasonably request and shall consult with the Purchaser prior to acting on major matters, including settlement discussions. The Indemnifying Party shall not, except with the consent of the Purchaser, enter into any settlement of any Third Party Claim made pursuant to this Article VI without the consent of the Purchaser (which consent shall not be unreasonably withheld).  Notwithstanding anything herein stated, the Purchaser shall at all times have the right to fully participate in such defense at its own expense directly or through counsel. Notwithstanding anything to the contrary in this Section 6.4, should any Third Party Claim involve a situation where the Purchaser reasonably anticipates that part of the Third Party Claim will be borne by it and part of the Third Party Claim will be borne by the Indemnifying Party due to the existence of the provisions of this Article VI (e.g., the application of any limitations contained herein), the Indemnifying Party and Purchaser shall jointly consult as to any such Third Party Claim, and the Purchaser shall have the right to assume the defense thereof by representatives chosen by it (subject to the consent of the Indemnifying Party which consent shall not be unreasonably withheld) and shall be entitled to control any settlement or compromise of such Third Party Claim, provided that (i) the Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim and to employ counsel at its own expense to assist in the handling of such Third Party Claim and (ii) any settlement of such claim remains subject to the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld).

6.5           Sole Remedy After Closing

The remedies in this Article VI shall be the sole and exclusive monetary remedies of the Purchaser, following the Closing, with respect to any breach or purported breach of the representations and warranties of this Agreement, regardless of the theory or cause of action pled; provided, however, that no Party hereto shall be deemed to have waived any rights, claims, causes of action or remedies against any other Party if and to the extent gross negligence, fraud, intentional misrepresentation, willful misconduct or active concealment is proven on the part of such other Party by another Party hereto. It being understood that the limitations under this Article VI shall not apply until the Closing, that the provisions of this Article VI are not intended by any means to limit the rights or remedies available in Law or in equity to the Purchaser under this Agreement or under applicable Law until the Closing and that until the Closing all remedies, either under this Agreement, at Law, in equity or otherwise afforded to any of the Parties, shall be cumulative and not alternative.

6.6           It is hereby clarified that nothing in the above provisions of this Section 6, intends, and shall not be deemed, to derogate, limit or diminish the rights or remedies available to the Purchaser under this Agreement or under applicable Law, in equity or otherwise, with respect to any breach of, or failure to, comply with any undertakings, covenants or other obligations under this Agreement (including the indemnification obligation under Section 5.7 above).

ARTICLE VII

CONDITIONS TO THE CLOSING

7.1           Conditions of the Purchaser’s Obligation.  The Purchaser’s obligation to effect and consummate the Transactions is subject to the satisfaction as of the Closing of the following conditions precedent:

(a)           Representations and Warranties.  Each representation and warranty of each of the Company and the Seller set forth herein shall be true and correct  in all material respects at and as of the Closing as though then made, provided that: (i) any representation and warranty that addresses matters only as of a certain date shall be so true and correct in all respects as of that certain date; and (ii) for the purpose of this Section 7.1(a), all qualifications and exceptions as to materiality, material, Company Material Adverse Change or the like contained therein shall be disregarded.

(b)           Covenants.  The Seller, the Guarantor and the Company shall have performed and complied , in all material respects, with each covenant or other obligation required to be performed or complied with by it pursuant to the Transaction Documents at or prior to the Closing.

(c)           Third Party Consents.  Any and all consents, waivers, approvals, authorizations and notices as set forth on Section 3.2(b) of the Company Disclosure Schedule shall have been obtained or delivered and are in full force and effect.

(d)           Proceedings.  No Action or Proceeding shall be pending by any Governmental Entity, and no Law shall have been enacted, issued or promulgated, the result of which would reasonably be expected to prevent or prohibit or make unlawful the consummation of the Transactions or cause any such Transaction to be rescinded following consummation, and no Order having any such effect shall exist.

(e)           Escrow Agreement.  The Purchaser shall have received the Escrow Agreement, executed and delivered by the Escrow Agent and the Seller.

(f)           Closing Documents.  The Company and the Seller shall have delivered to the Purchaser the following:

(i)            a certificate of the Company, dated as of the Closing Date and signed by an executive officer of the Company, expressly certifying that the conditions set forth in Sections 7.1(a), 7.1(b) and 7.1 (c) with respect to the Company have been met;

(ii)           a certificate, dated as of the Closing Date and signed by the Seller, expressly certifying that the conditions set forth in Sections 7.1(a), 7.1(b) and 7.1 (c) with respect to the Seller have been met;

(iii)          the resignations of all of the directors and officers of the Company in their capacities as such, effective as of the Closing, other than those listed in Schedule 7.1(f) hereto;

(iv)          a certified copy (as of a recent date) of the Company Charter Documents;

(v)           all other documents, certificates, instruments or writings required to be delivered by the Company, the Guarantor or the Seller at or prior to the Closing pursuant to this Agreement, including under Sections 1.4, 1.5 and 4.3 hereof.

(g)           No Company Material Adverse Change.  Since the date hereof, there shall not have been any Company Material Adverse Change, and the Purchaser shall have received at Closing a certificate, dated as of the Closing Date, signed by an executive officer of the Company and of the Seller to such effect, in the form and substance attached hereto as Schedule 7.1(g).

(h)           Removal of Liens.  The Purchaser shall have received written confirmations, in form and substance satisfactory to Purchaser, that all Liens on Company Shares and on the assets and properties of the Company and its Subsidiaries have been removed.

(i)            Release Letters from Banks. The Purchaser shall have received written confirmations, in form and substance satisfactory to the Purchaser, that each of the Company and/or its Subsidiaries is released and is not liable to any financial institution under and with respect to any relevant Seller Group bank facility to which it is currently an obligor or guarantor, including, but not limited, to the loan and guarantee facilities of the Guarantor and certain of its Subsidiaries (including the Company) in Nordea Bank Norge ASA, Nordea Bank Finland Plc.  and Fokus Bank, a Norwegian branch of Danske Bank A/S, as well as a written confirmation in form and substance satisfactory to the Purchaser from Skandinaviska Enskilda Banken AB (publ) (“SEB”) confirming that SEB consents to the transfer of the shares in the Company from the Seller to the Purchaser and releasing the Guarantor from its parent company counter-indemnities issued as security for the SEB bank guarantees provided by SEB for the benefit of the Company (and any of its Subsidiaries).

(j)            Key Employee Retention.  No more than 80% of the Key Employees shall have ceased to be employed by, or terminated their employment with, the Company or its Subsidiaries.

 (k)          The Company and Guarantor shall execute an agreement relating to the assignment of trademarks in the form and substance attached hereto as Exhibit F.

 (l)           Nera Networks S.R.O.and Eltek Valere S.R.O shall execute an amendment to the lease agreement between the parties in the form and substance attached hereto as Exhibit G.

(m)          The Company, the Seller and the Guarantor shall execute or procure the execution of their respective subsidiaries of the agreements relating to the transfer of all the shares in Nera Limited from the Company to the Seller and complete the transactions contemplated therein with effect before the Closing, in the form and substance attached hereto as Exhibit H. The Guarantor shall further deliver to the Purchaser the stock transfer form for the transfer of the entire shares from the Company to the Seller duly stamped by the Birmingham stamp office with effect before the Closing.

(n)   The Guarantor and the Company shall execute the addendum to sublease agreement in the form and substance attached hereto as Exhibit I.

Any condition set forth in this Section 7.1 may be waived in writing by the Purchaser, at its sole discretion.

7.2           Conditions of the Company’s and the Seller's Obligation.  The Company’s and the Seller's obligation to effect and consummate the Transactions is subject to the satisfaction as of the Closing of the following conditions precedent:

(a)           Representations and Warranties.  Each representation and warranty of the Purchaser set forth herein above shall be true and correct in all material respects at and as of the Closing as though then made, provided that: (i) any representation and warranty that addresses matters only as of a certain date shall be so true and correct in all material respects as of that certain date; and (ii) for the purpose of this Section 7.1(b), all qualifications and exceptions as to materiality, material, Company Material Adverse Change or the like contained therein shall be disregarded.

(b)           Covenants.  The Purchaser shall have performed and complied, in all material respects, with each covenant or other obligation required to be performed or complied with by it pursuant to the Transaction Documents prior to the Closing.

(c)           Proceedings.  No Action or Proceeding shall be pending by any Governmental Entity, and no Law shall have been enacted, issued or promulgated, the result of which could prevent or prohibit or make unlawful the consummation of the Transactions or cause any such Transaction to be rescinded following consummation, and no Order having any such effect shall exist.

(d)           Closing Documents.  The Purchaser shall have delivered to the Seller the following:

(i)            the deliveries set forth in Section 1.4(a) and 1.4 (b) hereof;

(ii)           the Escrow Agreement, executed and delivered by an executive officer of the Purchaser; and

(iii)          a certificate of the Purchaser, dated as of the Closing Date and signed by an executive officer of the Purchaser, expressly certifying that the conditions in Sections 7.2(a) and 7.2(b) have been met.

Any condition set forth in this Section 7.2 may be waived in writing by the Seller, at its sole discretion.

ARTICLE VIII

DEFINITIONS

For the purposes of this Agreement, the following terms have the meanings set forth below:

"AA Determined Amount" has the meaning set forth in Section 1.5(e).

“Accounts Receivable” has the meaning set forth in Section 3.17.

"Accounting Arbitrator" has the meaning set forth in Section 1.5(e).

“Action or Proceeding” means any action, suit, charge, claim, demand, complaint, hearing, proceeding, notice, directive, order, injunction, judgment, arbitration or mediation by any Person, or any investigation or audit by any Governmental Entity.

“Affiliate” means with respect to any specified Person, (1) any other Person directly or indirectly controlling, controlled by or under common control with such specified Person; (2) any other Person which is a director, officer or partner or is, directly or indirectly, the beneficial owner of fifty (50) percent or more of any class of equity securities of the specified Person or a Person described in clause (1) of this paragraph, (3) another Person of which the specified Person is a director, officer or partner or is, directly or indirectly, the beneficial owner of fifty (50) percent or more of any class of equity securities, or (4) any relative or spouse of the specified Person or any of the foregoing Persons.

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Annual Financial Statements” has the meaning set forth in Section 3.4(a).

"Asset Purchase Agreement" has the meaning set forth in Section 5.13.

"Balance Sheets" has the meaning set forth in Section 3.4(a).

"Basket Amount" has the meaning set forth in Section 6.2(c)

“Benefit Plans” has the meaning set forth in Section 3.8(a).

“Business Day” means each day that is not a Friday, Saturday, Sunday or other day on which banking institutions located in Bergen, Norway or Tel Aviv, Israel are authorized or obligated by law or executive order to close.

“Cash”, as of any date, shall mean the amount shown in the line item for a balance sheet as of such date as the “Cash and cash equivalents” calculated in accordance with IFRS and the notes set out in the Form Net Debt Statement.

“Ceragon” has the meaning set forth in the Preamble to this Agreement.

"Claim Notice" has the meaning set forth in Section 6.3(a).

“Closing” has the meaning set forth in Section 1.3.

 “Closing Date” has the meaning set forth in Section 1.3.

“Closing Statement” has the meaning set forth in Section 1.5(c).

“Company” has the meaning set forth in the Preamble to this Agreement.

“Company Charter Documents” has the meaning set forth in Section 3.1.

“Company Disclosure Schedule” means the disclosure schedule constituting exceptions to and applicable disclosures associated with the Company’s representations and warranties set forth in Article III hereof, prepared and delivered by the Company concurrently with the execution of this Agreement.

“Company Intellectual Property” has the meaning set forth in Section 3.12(a).

 “Company Material Adverse Change” means any circumstance, condition, change in or effect on the Company or on any of its Subsidiaries that, individually or in the aggregate with all other circumstances, conditions, changes in or effects on the Company or on any of its Subsidiaries (other than general political, economic or other factors that do not have a disproportionate effect on the Company or on any of its Subsidiaries, and other than factors relating to the Company’s and the Subsidiaries’ business in the Middle East and Muslim countries resulting solely from the nationality  of the Purchaser) (i) is or would reasonably be expected to be materially adverse to the business, capitalization, operations, properties, assets (whether tangible or intangible) or liabilities (including, without limitation, contingent liabilities), employee relationships, customer relationships, results of operations or the condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole, (ii) may materially impair the ability of Purchaser to operate or conduct the business of the Company and/or any of its Subsidiaries in the manner in which it is currently operated or conducted by the Company and/or by such Subsidiary, or (iii) may materially impair the ability of the Company and the Seller to consummate the transactions contemplated hereby.

“Company Permits” has the meaning set forth in Section 3.6.

“Company Shares” has the meaning set forth in the recitals to this Agreement.

"Competitive Business" has the meaning set forth in Section 5.6.

"Confidentiality Agreement" means that certain confidentiality agreement by and between Purchaser and Eltek ASA, dated May 11, 2010.

“Contract” has the meaning set forth in Section 3.14(a).

"Disputed Line Items" has the meaning set forth in Section 1.5(d).

"Dispute Notice" has the meaning set forth in Section 6.3(b).

"Employee Group" has the meaning set forth in Section 3.5(g).

“Environment” means all air, water vapor, surface water, groundwater, drinking water supply or land, including land surface or subsurface, and includes all fish, wildlife, biota and all other natural resources.

“Environmental Laws” means any Laws relating to (i) the protection, investigation or restoration of the Environment, (ii) human health or safety, or (iii) the manufacture, introduction into commerce, export, import, handling, use, presence, storage, treatment, generation, transportation, processing, handling, production, disposal, release or threatened release of any Hazardous Substance.

“Environmental Permit” means any permit, registration, certificate, certification, license, authorization, consent or approval of any Governmental Entity required or issued under Environmental Laws.

"Estimated Closing Statement" has the meaning set forth in Section 1.5(b).

“Escrow Agent” has the meaning set forth in the Escrow Agreement.

“Escrow Agreement” has the meaning set forth in Section 1.4(b).

“Escrow Amount” has the meaning set forth in Section 1.4(b).

“Estimated Net Debt” has the meaning set forth in Section 1.5(b).

“Estimated Working Capital” has the meaning set forth in Section 1.5(b).

"Exhausted Claim" has the meaning set forth in Section 6.1.

“Final Net Debt Calculation” has the meaning set forth in Section 1.5(c).

“Final Working Capital Calculation” has the meaning set forth in Section 1.5(c).

“Final Net Debt” has the meaning set forth in Section 1.5(f).

“Final Working Capital” has the meaning set forth in Section 1.5(f).

 “Financial Statements” has the meaning set forth in Section 3.4(a).

"Form Working Capital Statement" has the meaning set forth in Section 1.5(b).

"Form Net Debt Statement" has the meaning set forth in Section 1.5.

“Governmental Entity” means any court, tribunal, administrative agency or commission or other  federal, national, provincial, state, local, foreign or other governmental or regulatory authority, instrumentality, agency or commission (including without limitation taxing authority).

“Guarantor” has the meaning set forth in the Preamble to this Agreement.

“Hazardous Substances” means any substance, whether solid, liquid or gaseous that is listed, defined or regulated as a “hazardous substance”, “hazardous waste” or “solid waste”, or is otherwise classified as hazardous or toxic, in or pursuant to any Environmental Law; or which is or contains asbestos, radon, any polychlorinated biphenyl, urea formaldehyde foam insulation, explosive or radioactive material, or motor fuel or other petroleum hydrocarbons; or which causes or poses a threat to cause contamination or a nuisance or a hazard to the Environment or to the health or safety of persons.

“IFRS” means International Financing Reporting Standards, issued by the International Financial Reporting Interpretations Committee (IFRIC) (formerly, the "Standing Interpretations Committee" (SIC)) as adopted by the European Union.

“Indebtedness” means the aggregate of outstanding obligations of a Person as debtor, borrower, issuer, guarantor, or surety pursuant to an agreement or instrument involving or evidencing money borrowed or received, the advance of credit, or pursuant to a capital lease (other accounts payable incurred in the ordinary course of business), including, without limitation, any prepayment fees and penalties and accrued but unpaid interest.

"Indemnifying Party" has the meaning set forth in Section 6.3(a).

“Intellectual Property” means all worldwide (i) patent rights, patents, patent applications of any kind (including but not limited to provisional applications, continuations, continuations-in-part, divisionals, renewals, reissues, reexaminations and extensions thereof), inventions, improvements thereto, discoveries and invention disclosures, whether patentable or not, and whether reduced to practice or not (collectively, “Patents”), (ii) moral rights and copyrights in any work of authorship, including but not limited to derivative works based thereon (collectively, “Copyrights”); (iii) mask works; (iv) rights in registered and unregistered trademarks, service marks, Internet domain names, URLs, logos, slogans,trade names and trade dress, corporate names and other source indicators (collectively, “Marks”), and all goodwill related thereto, (v) rights in trade secrets and confidential information (including but not limited to confidential ideas, research and development, know-how, formulas, compositions, manufacturing, production and other processes and techniques, technical data, designs, drawings, specifications, customer, sales prospect and supplier lists, pricing and cost information, and business and marketing plans and proposals, whether or not protectable by patent, copyright or trade secrets laws) (collectively, “Trade Secrets”), (vi) all computer software (including but not limited to Source Code, executable code, data, databases, and related documentations), (vii) all other intellectual property rights under any laws throughout the world, and (viii) all registrations and applications (including, without limitation, provisional applications and continuing applications), renewals, reissues, reexaminations and extensions for any of the foregoing, and (ix) claims of infringement, misappropriation or other violation (past, present or future) of any of the foregoing against third parties, including without limitation the right to sue for past, present and future infringement or other violation and to collect and retain all related damages and profits.

"Interim Balance Sheet" has the meaning set forth in Section 3.4(a).

“Interim Financial Statements” has the meaning set forth in Section 3.4(a).

"Key Employees" means those employees indentified in Exhibit J hereto.

"Key Customers" has the meaning set forth in Section 3.19(a).

“Knowledge” shall mean: (A) the actual knowledge of any of the following: (i)  any of Larsen Jorgen , Brekke Andreas and Skistad Pal; (ii) any of the individuals that serve  as the directors of and/or as chief officers (e.g the CEO, COO, CFO, CSMO, SVP Projects, SVP Business Solutions & Services, HR Manager and CTO ) of the Seller and/or the Company; and (iii) any of the individuals that serve  as country managers for Brazil and Slovakia or as regional managers for any one or more of Europe, Middle East, Africa, North America and South America; or (B) the knowledge any of the individuals listed in (A)(i) and A(ii) above and/or the regional manager for North America (i.e. William Cain) should have had, exercising the reasonable care of a prudent businessman, provided however that with respect to the representations and warranties in Section 3.25, the aforesaid knowledge shall refer only to the individuals listed in A(i)  above.

"Law or Laws” means any federal, national, provincial, state, local, foreign or other statute, law, ordinance, regulation, rule, code, decree, ruling, judgment, writ, injunction or other order, or other requirement or rule of law.

"Leased Real Properties" has the meaning set forth in Section 3.11.

“Liens” means any mortgage, deed of trust, hypothecation, pledge, lien (statutory or otherwise), security interest, claim, charge or encumbrance (excluding, with respect to Intellectual Property, non-exclusive licenses thereof) of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest) and, with respect to share capital, any option or other right to purchase or any restriction on transfer (excluding restrictions on transfer under any applicable securities Laws following the Closing), voting or other rights, commitments, claims.

“Loss” or “Losses” means any and all losses, liabilities, debts, indebtedness, damage, deficiency, fine, Tax, penalty, interest, responsibility, costs and expenses (including reasonable attorneys’, accountants’ and outside advisors’ fees, expenses and disbursements and the reasonable costs of investigation, defense and litigation) of any nature that were reasonably foreseeable at the time of the breach or the circumstance causing the Loss.

"Loss Tax Payable" has the meaning set forth in Section 6.2(e).

“material to the Company” and “material to the Company and its Subsidiaries” means material to the Company and its Subsidiaries taken as a whole;

"Measurement Date" shall mean the Closing Date.

"Measurement Date Net Debt" has the meaning set forth in Section 1.5.

"Measurement Date Working Capital" has the meaning set forth in Section 1.5.

"Mini Basket Amount" has the meaning set forth in Section 6.2(c).

“Net Debt” shall mean the difference (which amount can be positive or negative) of (i) the amount required to pay off all of the outstanding obligations of the Company or any of its Subsidiaries as debtor, borrower, issuer, guarantor, or surety pursuant to an agreement or instrument involving or evidencing money borrowed or received, the advance of credit, or pursuant to a capital lease (other than accounts payable incurred in the ordinary course of business), including, without limitation, any prepayment fees and penalties and accrued but unpaid interest, (collectively, "Debt") less (ii) the Company’s and any of its Subsidiaries’ Cash. “Net Debt” shall be expressed as a negative number if (i) is greater than (ii) and as a positive number if (ii) is greater than (i).

“Neutral Accounting Firm” means an independent accounting firm of international recognized standing that has not rendered services to any of the Purchaser, the Seller, the Guarantor or the Company, within twenty-four (24) months prior to the date hereof.

"Notice of Disagreement" has the meaning set forth in Section 1.5(d).

“Order” means any writ, judgment, decree, ruling, charge, injunction or similar order of any Governmental Entity, in each case whether preliminary or final.

“Party” or “Parties” has the meaning set forth in the Preamble to this Agreement.

“Permits” means all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders.

“Permitted Liens” means Liens for Taxes not yet due and payable or contested in good faith by appropriate proceedings for which adequate reserves have been established in the Financial Statements in accordance with IFRS.

“Person” means an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Products” means the products and services sold by the Company and its Subsidiaries until  the date hereof.

“Public Software” has the meaning set forth in Section 3.12(g).

“Purchase Price” shall have the meaning set forth in Section 1.2 (as adjusted pursuant to the terms of this Agreement).

“Purchaser” has the meaning set forth in the Preamble to this Agreement.

"Released Persons” has the meaning set forth in Section 5.7.

“Source Code” means computer software and code, in form other than object code form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“Seller” shall have the meaning set forth in the Preamble to this Agreement.

"Seller Bank Guarantees” has the meaning set forth in Section 4.10.

"Seller Guarantees" has the meaning set forth in Section 4.10.

“Seller Parent Guarantees" has the meaning set forth in Section 4.10.

“Seller Group” shall mean the Seller, the Guarantor, and the Guarantor's direct and indirect Subsidiaries except the Company and its Subsidiaries.

“Subsidiary” means, with respect to any Person, any corporation more than 50% of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50% of whose total equity interest, is directly or indirectly owned by such Person.

“Target Working Capital” has the meaning set forth in Section 1.5.

“Tax” or “Taxes”" means (i) any and all federal, foreign, state, local or municipal taxes, charges, imposts, tariffs, levies, duties (including custom duties) or other assessments including any interest, fines, penalties or other additions that may become payable in respect thereof, imposed by any domestic or foreign Governmental Entity, including without limiting the generality of the foregoing, all income, profits taxes, capital gains tax, payroll taxes, withholding taxes, value added taxes, surtax, employment taxes, unemployment taxes, social security taxes, disability tax, withholding tax or payroll tax severance taxes, license charges, taxes on shares, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business taxes, occupation taxes, windfall profits tax, real and personal property taxes,  stamp taxes, environmental taxes, transfer taxes, workers’ compensation, unclaimed property taxes or fees, estimated taxes and other obligations of the same or of a similar nature to any of the foregoing, and (ii) liability for any such items described in clause (i) imposed on any transferee, successor, by contract or otherwise.

“Tax Return” means a report, return, information return, claim for refund, declaration, or other similar documents or statements (including any related or supporting information, any schedules or attachments thereto and  any amendments to such report, return, information return, declaration, document and statement) required to be supplied to or filed with a Governmental Entity, relating to Taxes, including, in connection with the determination, assessment, collection, imposition or payment of any Taxes or in connection with the administration, implementation, or enforcement of or compliance with any applicable statute, rule or regulation relating to any any Taxes.

"Third Party Claim" has the meaning set forth in Section 6.4.

“Transaction Documents” means this Agreement and all other agreements, instruments, certificates and other documents to be entered into or delivered by any party hereunder or thereunder.

“Transaction Expenses” has the meaning set forth in Section 10.1.

“Transactions” means the transactions contemplated by this Agreement.

"VAT" has the meaning set forth in Section 3.9(l).

“Working Capital”, as of any date, shall mean the difference (which amount can be positive or negative) between (x) the sum of the amounts included in financial statements under “Current Assets” (but without including in "Current Assets" any Cash that is calculated as part of the Net Debt) and (y) the sum of the amounts included in financial statements under “Current Liabilities” (but without including in "Current Liabilities " any Debt that is calculated as part of the Net Debt), all in accordance with IFRS, using the same accounting principles, policies, practices, classifications, judgments and estimation methodologies used in used in and disclosed in  the Financial Statements , as have been consistently applied by the Company. “Working Capital” shall be expressed as a positive number if (x) is greater than (y) and as a negative number if (y) is greater than (x).

ARTICLE IX

TERMINATION

9.1           Termination.  This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a)           by mutual written agreement of the Purchaser and Seller;

(b)           by either the Purchaser or Seller if a breach of any provision of this Agreement has been committed (in the case of the Purchaser, by the Seller, Guarantor or the Company, and in the case of Seller, by the Purchaser), and such breach results in a closing condition becoming incapable of being satisfied; provided, however that a breach described above shall not give rise to a right to terminate this Agreement under this Section 9.1(b) unless and until (i) the non-breaching party delivers a written notice to the breaching party, notifying the breaching party of the breach (including a reasonable description thereof) and (ii) the breaching party fails to cure such breach within ten (10) days after delivery of such written notice; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

(c)           (i) by the Purchaser, if any of the conditions in Section 7.1 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes incapable of fulfillment (other than through the failure of the Purchaser to comply with its obligations under this Agreement) and the Purchaser has not waived such condition in writing on or before the Closing Date; or (ii) by the Seller, if any of the conditions in Section 7.2 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes incapable of fulfillment (other than through the failure of the Seller, Guarantor or the Company to comply with their obligations under this Agreement) and the Seller has not waived such condition in writing on or before the Closing Date;

(d)           by either the Purchaser or the Seller if (i) the Transactions shall violate any Order that shall have become final and non-appealable or (ii) there shall be a Law which makes the Transactions illegal or otherwise prohibited; or

(e)           by the Purchaser or the Seller if the Closing shall not have been consummated on or before [___________], 2011; provided, however, that the right to terminate this Agreement under this subsection (e) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of the Closing to be consummated on or before such date;

provided, however, that such notice of termination is provided in writing.

9.2           Effect of Termination.  Each Party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies.  In the event of termination of this Agreement pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the Parties in this Section 9.2, Section 4.6 and Article X will survive; provided, however, that, if this Agreement is terminated because of a breach of this Agreement by the non-terminating Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of the non-terminating Party’s failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired.

9.3             After Closing, no Party may rescind, terminate or otherwise require the reversal of any transactions contemplated by this Agreement, provided, however, that notwithstanding the foregoing, no Party hereto shall be deemed to have waived any rights, claims, causes of action or remedies against any other Party if and to the extent gross negligence, willful misrepresentation or willful misconduct or fraud is proven on the part of such other Party by another Party hereto.

ARTICLE X

MISCELLANEOUS

10.1           Expenses.  Whether or not the Transactions are consummated, and except as otherwise provided in this Agreement, each Party to this Agreement will bear its respective fees, costs and expenses incurred in connection with the preparation, negotiation, execution, performance and consummation of this Agreement and the other agreements contemplated hereby or the Transactions (including legal, accounting and other professional fees) (the “Transaction Expenses”); provided, however, that the Seller will also be responsible for and pay for all of the Transaction Expenses of the Company.  Each of the Company, the Guarantor and the Seller, on the one hand, and the Purchaser, on the other hand, agree to indemnify and hold the other harmless from any claim or demand for commissions or other compensation by any broker, finder, financial consultant or similar agent employed by the other Party.

10.2           Governing Law.  This Agreement will be governed by and construed in accordance with the internal Laws of Norway, without regard to the conflicts of Law principles that would require the application of any other Law.

10.3           Jurisdiction; Service of Process.  Any Action or Proceeding arising out of or relating to this Agreement and the Transactions may be brought before the ordinary courts of Norway, with Oslo district court as the Parties' agreed legal venue, and each of the Parties irrevocably submits to the jurisdiction of such courts in any such Action or Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of any such Action or Proceeding shall be heard and determined only in any such court and agrees not to bring any Action or Proceeding arising out of or relating to this Agreement and the Transactions in any other court.  The Parties agree that any or all of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the Parties irrevocably to waive any objections to venue or to convenience of forum.  Process in any Action or Proceeding referred to in the first sentence of this Section 10.3 may be served on any Party anywhere in the world.

The Purchaser irrevocably appoints the process agent specified in Exhibit K to receive, for it and on its behalf, service of process in Norway in any legal proceedings pursuant to this Section 10.3, provided that a copy of any legal process is delivered simultaneously to the Purchaser. If for any reason the Purchaser’s process agent is unable to act as such, the Purchaser will promptly notify the Seller and within 30 days appoint a substitute process agent reasonably acceptable to the Seller. The Parties irrevocably consent to service of process in the manner provided for in this Section 10.3. Nothing in this Agreement will affect the right of either Party to serve process in any other manner permitted by applicable law.

10.4       Intentionally left blank

10.5           Waiver; Remedies Cumulative.  The rights and remedies of the Parties to this Agreement are cumulative and not alternative.  A waiver of any provision of this Agreement may only be made in writing by the Party against whom such waiver is to be effective.  Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the other Transaction Documents will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable Law, (a) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (b) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or any of the other Transaction Documents.

10.6           Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed given to a Party when (a) delivered by hand; (b) one (1) Business Days after mailing if sent by an internationally recognized overnight air courier service (costs prepaid), (c) one (1) Business Days after sent by facsimile with confirmation of transmission by the transmitting equipment, or (c) four (4) Business Days after mailing if sent by certified mail, postage prepaid and return receipt requested, in each case to the following:

if to the Purchaser, to:

Ceragon (UK) Limited c/o Ceragon Networks Ltd.
24 Raoul Wallenberg Street,
Tel-Aviv 69719,
Israel

Attention: General Counsel
Tel.: 972 3 645 5733
Fax: 972 3 645 5499

with a copy (which shall not constitute notice) to:

Shibolet & Co. Advocates and Notaries
4 Berkowitz St., the Museum Tower
Tel-Aviv - Yaffo, 64238
Attention:  Lior Aviram, Advocate.
Tel: (+972)-3-777-8333
Fax:  (+972)-3-777-8444

if to Ceragon, to:

Ceragon Networks Ltd.
24 Raoul Wallenberg Street,
Tel-Aviv 69719,
Israel
Attention: General Counsel
Tel.: 972 3 645 5733
Fax: 972 3 645 5499

with a copy (which shall not constitute notice) to:

Shibolet & Co. Advocates and Notaries
4 Berkowitz St., the Museum Tower
Tel-Aviv - Yaffo, 64238
Attention:  Lior Aviram, Advocate.
Tel: (+972)-3-777-8333
Fax: (+972)-3-777-8444

if to the Guarantor  and the Seller, to:

Networks Holding AS
Postal Address: c/o Eltek ASA, P.O. Box 2340 Strømsø, 3003 Drammen,
Norway
Office address:   Gråterudveien 8, 3036 Drammen, Norway
Attention:           Chairman of the Board
Tel:                       +47 32 20 32 00
Fax:                       +47 32 20 32 10

and to:

Eltek ASA
Postal Address: P.O. Box 2340 Strømsø, 3003 Drammen, Norway
Office address:  Gråterudveien 8, 3036 Drammen, Norway
Attention:          CEO and CFO
Tel:                     +47 32 20 32 00
Fax:                     +47 32 20 32 10

with copies (which shall not constitute notice) to:

Advokatfirmaet Thommessen AS
Haakon VIIs gate 10
P.O. Box 1484 Vika
N-0116 Oslo
Norway
Attention: Sverre Tyrhaug
Tel: +47 23 11 11 11
Fax:  +47 23 11 10 10

Any Party may change its contact information for notices and other communications hereunder by notice to the other Parties hereto in accordance with this Section 10.6.

10.7           Assignment.  This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns; provided, however, that this Agreement and the rights and obligations hereunder shall not be assignable or transferable by any Party without the prior written consent of the other Parties hereto.  Notwithstanding the foregoing, the Purchaser may assign this Agreement and its rights hereunder to one or more of its Affiliates, provided that such assignment shall not relieve the Purchaser of any of its obligations hereunder.

10.8           Specific Performance.  The Parties hereby acknowledge and agree that the failure of any Party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part for the consummation of the Transactions, will cause irreparable injury to the other Parties for which damages, even if available, will not be an adequate remedy.  Accordingly, each Party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

10.9           No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the Parties hereto and their permitted successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties hereto and such successors and assigns, any legal or equitable rights, remedy or claim hereunder.  The Parties shall not be liable for actions or inactions of the Escrow Agent, except as set forth in the Escrow Agreement.

10.10           Amendments.  No amendment to this Agreement shall be effective unless it shall be in writing and signed by the Purchaser, the Company and the Seller.

10.11           Construction.  In construing this Agreement, including the Exhibits and Schedules and hereto, the following principles shall be followed:  (a) the terms “herein,” “hereof,” “hereby,” “hereunder” and other similar terms refer to this Agreement as a whole and not only to the particular Article, Section or other subdivision in which any such terms may be employed; (b) except as otherwise set forth herein, references to Articles, Sections, Schedules and Exhibits refer to the Articles, Sections, Schedules and Exhibits of this Agreement, which are incorporated in and made a part of this Agreement; (c) a reference to any Person shall include such Person’s predecessors; (d) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with IFRS; (e) no consideration shall be given to the headings of the Articles, Sections, Schedules, Exhibits, subdivisions, subsections or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction; (f) the word “includes” and “including” and their syntactical variants mean “includes, but is not limited to” and “including, without limitation,” and corresponding syntactical variant expressions; (g) a defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place in this Agreement where it is defined, including in any Schedule or Exhibit; (h) the word “dollar” and the symbol “$” refer to the lawful currency of the United States of America; and (i) the plural shall be deemed to include the singular and vice versa.

10.12           Entire Agreement.  This Agreement (including any Exhibit or Schedule attached hereto) and the Transaction Documents contain the entire agreement and understanding among the Parties hereto with respect to the subject matter hereof and, except as explicitly set forth herein, supersede all prior and contemporaneous oral and written agreements and understandings relating to such subject matter.

10.13           Effect of Investigation. Any due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of the Purchaser shall not limit, qualify, modify or amend the representations, warranties or covenants of, or indemnities by, the Seller, the Guarantor or the Company made or undertaken pursuant to this Agreement.

10.14           Severability.  If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof. In addition, if any provision is determined to be invalid or unenforceable due to its duration and/or scope, the duration and/or scope of such provision, as the case may be, shall be reduced to the minimal extent necessary to comply with applicable law, and such provision shall be enforceable, in its reduced form, to the fullest extent permitted by applicable law

10.15           Mutual Drafting.  The Parties hereto are sophisticated and have been represented by counsel who have carefully negotiated the provisions hereof.  As a consequence, the Parties do not intend that the presumptions of any Laws or other rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effects.

10.16           Counterparts; Facsimile.  This Agreement may be executed in one or more counterparts, including by facsimile or electronic transmission, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

10.17           Guarantee. The Guarantor hereby, unconditionally and irrevocably, agrees, accepts and undertakes as a primary obligor and not as a surety only,  to be liable and responsible, jointly and severally with the Seller, for and under all obligations, liabilities, covenants and undertakings of the Seller under this Agreement and the other Transaction Documents  (whether the Guarantor is or is not mentioned explicitly in relation to such obligation, liability, covenant or undertaking) and is hereby deemed to have made all of the representations, warranties, confirmations and certifications  made by the Seller under this Agreement and the other Transaction Documents,  and shall be directly responsible and liable towards the Purchaser for any breach of or failure to comply with the obligations, liabilities, covenants, undertakings, representations, warranties, confirmations and certifications of the Seller under this Agreement and the other Transaction Documents, as if same been undertaken and made by it. To avoid any doubt, the above means the Purchaser may duly and validly choose to present a claim under this Agreement to the Guarantor before (or at the same time) and regardless of whether such claim is also presented to the Seller.

Ceragon hereby, unconditionally and irrevocably, agrees, accepts and undertakes as a primary obligor and not as a surety only,  to be liable and responsible, jointly and severally with the Purchaser, for and under all obligations, liabilities, covenants and undertakings of the Purchaser under this Agreement and the other Transaction Documents  (whether Ceragon is or is not mentioned explicitly in relation to such obligation, liability, covenant or undertaking) and is hereby deemed to have made all of the representations, warranties, confirmations and certifications   made by the Purchaser under this Agreement and the other Transaction Documents,  and shall be directly responsible and liable towards the Sellerfor any breach of or failure to comply with the obligations, liabilities, covenants, undertakings, representations, warranties, confirmations and certifications of the Purchaser under this Agreement and the other Transaction Documents, as if same been undertaken and made by it. To avoid any doubt, the above means the Seller may duly and validly choose to present a claim under this Agreement to Ceragon before(or at the same time) and regardless of whether such claim is also presented to the Purchaser.

  [Signatures on Next Page]

IN WITNESS WHEREOF, the Parties have executed this Share Purchase Agreement as of the date first written above.

PURCHASER:

By:	/s/
Name:
Title:

CERAGON:

By:	/s/
Name:
Title:

COMPANY:

By:	/s/
Name:
Title:

SELLER:

By:	/s/
Name:
Title:

GUARANTOR:

By:	/s/
Name:
Title: